                                                                   EXHIBIT 10.18


KEY:

"Section" references are to provisions in the Agreement.

"Clause" references are to provisions in the Schedules.





                                January 4, 1996
                         Agreement - Execution Document

                  INFORMATION SYSTEMS MANAGEMENT AGREEMENT

     This Agreement is entered into as of January 4, 1996 (the "Effective Date"), between


     1. Integrated Systems Solutions Corporation, a Delaware corporation and a wholly owned subsidiary of International Business Machines Corporation ("ISSC")

     AND

     2.   Central Health Management Services, Inc., a Georgia corporation
          ("CHMS").

         The Parties agree to the terms and conditions set forth in this Agreement including the Supplement and Schedules A through O referenced in this Agreement.


Signed for and on behalf of Integrated Systems Solutions Corporation:


Signature: /s/ K. R. Johnson             Position: V.P. Business Services
          ----------------------------            ------------------------------


Name:  K. R. Johnson                     Date: January 4, 1996
     ---------------------------------        ----------------------------------


Signed for and on behalf of Central Health Management Services, Inc.:


Signature: /s/ Gary M. Bremer            Position: CEO
          ----------------------------            ------------------------------


Name: Gary M. Bremer                     Date: January 4, 1996
     ---------------------------------        ----------------------------------





                                January 4, 1996
                         Agreement - Execution Document

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                     PAGE
                                                                                                                     ----
1.       PURPOSE OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       DEFINITIONS AND AGREEMENT AND RELATIONSHIP PROTOCOLS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.1     General Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.2     Evolving Nature of Relationship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4     Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.5     Conflicts of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.6     Alternate Source for Work  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.7     Use of Subcontractors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.       THE SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1     Obligation to Provide Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.3     Annual Technology Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.4     Disaster Recovery Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.5     Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.6     Data Center  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.7     Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.8     Technology Refresh . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.9     Software Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.10    Software Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

4.       TRANSITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.1     Transition Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2     Affected Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3     Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

5.       SERVICES STAFFING AND MANAGEMENT AND ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.1     Project Executives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.2     Replacement of Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.3     Retention of Experienced Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.4     Efficient Use of Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.5     CHMS Approvals and Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.       CHARGES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.1     Disbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2     Annual Service Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Additional Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Cost of Living Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6     New Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                               January 4, 1996
                    Agreement - Execution Document                Page i of iv

         6.7     Replacement Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.9     Reduction of CHMS Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.10    Benefit Sharing Opportunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.11    Service Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.       INVOICING AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.1     Annual Service Charge Invoices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.2     Cost of Living Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.3     Other Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4     Invoice Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.5     Proration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.6     Disputed Charges/Credits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.7     Other Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

8.       INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.1     Ownership of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2     Obligations Regarding Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

9.       CONFIDENTIALITY/DATA SECURITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.1     Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.2     Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.3     Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.4     Loss of Company Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.5     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

10.      TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.1    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2    Renewal and Expiration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.3    Termination By CHMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.4    Termination by ISSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.5    Termination Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.6    Termination Proration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.7    Extension of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.8    Services Transfer Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.9    Other Rights Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

11.      LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.1    Liability Caps . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.2    Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.3    Direct Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.4    Dependencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.5    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

12.      WARRANTIES/COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.1    Work Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





                               January 4, 1996
                     Agreement - Execution Document                Page ii of iv

         12.2    Noninfringement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.3    Disabling Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.4    Authorization and Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.5    Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.6    Regulatory Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

13.      INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.1    Indemnity by ISSC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.2    Indemnity by CHMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.3    Employment Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.4    Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.5    Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.6    Customer Contractual Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

14.      INSURANCE AND RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         14.1    ISSC Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         14.2    CHMS Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.3    Risk of Property Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.4    Mutual Waiver of Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

15.      ADVISORY COMMITTEES/DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         15.1    CHMS/ISSC Management Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         15.2    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         15.3    Continued Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

16.      GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         16.1    Control of Services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         16.2    Entire Agreement, Updates, Amendments and Modifications  . . . . . . . . . . . . . . . . . . . . . .  49
         16.3    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         16.4    Nonperformance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         16.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         16.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         16.7    Limitations Period upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         16.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         16.9    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         16.10   Binding Nature and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         16.11   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         16.12   No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         16.13   Other Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         16.14   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         16.15   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         16.16   Remarketing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53





                               January 4, 1996
                         Agreement - Execution Document           Page iii of iv

                              TABLE OF SCHEDULES

SCHEDULE                  TITLE

       A                  CHMS Software
                                  - Applications Software
                                  - CHMS Systems Software

       B                  Systems Software
                                  - ISSC Systems Software - IBM
                                  - Systems Software - OEM

       C                  CHMS Provided Hardware

       D                  ISSC Machines

       E                  Support Services, Performance Standards and Operational Responsibilities

       F                  Third Party Agreements

       G                  Disaster Recovery Services

       H                  Transition Plan

       I                  Help Desk Services

       J                  ISSC Charges, Measures of Utilization and Financial Responsibilities

       K                  Security Procedures

       L                  Market Cooperation and Operations

       M                  Network Locations

       N                  Services Transfer Assistance

       O                  Affected Employees





                               January 4, 1996
                             Agreement - Execution Document        Page iv of iv

1.     PURPOSE OF AGREEMENT

a) ISSC is provider of a broad range of information technology, information management, data communications and related services and desires to provide to CHMS certain information technology and perform for CHMS certain of the information management and data communications functions, responsibilities and tasks that are currently performed by CHMS for the CHMS Business. CHMS desires that with the exception of the development of applications software, Level One Support, print operations, LAN and LAN support, the CHMS information technology and information management and data communications services functions, responsibilities and tasks be migrated from CHMS to ISSC, and that such technology and services be provided to CHMS and its Affiliates by ISSC which is experienced and skilled in the administration, management, provision and performance of such functions and responsibilities. This Agreement documents the terms and conditions under which CHMS and its Affiliates will obtain such migration, technology and information management and communications services from ISSC, and ISSC will administrate, manage, provide and perform such functions and responsibilities for CHMS and its Affiliates.

b) In entering into this Agreement, the Parties have identified specific objectives and goals intended to be satisfied through performance of this Agreement. These objectives and goals include, but are not limited to the following: (1) reducing the on-going monthly operating costs of CHMS; (2) securing favorable rates for additional resource consumption;
       (3) taking advantage of new technology to improve performance and the cost to performance ratios experienced by CHMS; (4) improving the current level of service; (5) minimizing any potential risk to CHMS's customer base; (6) insuring the integrity and security of existing and future hardware and software systems; (7) increasing flexibility regarding resource commitments and availability and evolving technologies to meet the dynamic requirements of the CHMS Business; (8) implementing joint marketing arrangements to expand the CHMS Business and the ISSC business as described on Schedule L; and (9) providing an opportunity to transition the Services back to CHMS or to another service provider from ISSC with minimal disruption.

c) ISSC recognizes that CHMS expects to be treated as a valued customer and agrees that the definition of customer satisfaction goes beyond ISSC's performance against established Performance Standards and Minimum Service Levels and requires that ISSC exhibit customer service attitude focused on assisting CHMS in reducing operating costs and improving service to CHMS, its Affiliates and the CHMS customers.

d) The provisions of this Section 1 are intended to be statement of the purpose of this Agreement and are not intended to alter the plain meaning of the terms and conditions of this Agreement. To the extent that the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the purposes set forth in this Section 1.





                               January 4, 1996
                        Agreement - Execution Document              Page 1 of 53

2.     DEFINITIONS AND AGREEMENT AND RELATIONSHIP PROTOCOLS

2.1    GENERAL DEFINITIONS

In this Agreement including the Supplement and Schedules A through O, the following terms will have the following meanings:

Additional Resource        has the meaning given in Schedule J.
Charge or RC

Affiliates                 means, with respect to Party, any entity at any time
                           Controlling, Controlled by or under common Control
                           with such Party.

Affected Employees         has the meaning set forth in Section 4.2.

Agreement                  means this Information Systems Management Agreement,
                           the Supplement, and Schedules A through O referenced
                           herein.

Annual Service Charge      has the meaning given in Schedule J.


Application(s) Software    means those programs and programming, including all
                           supporting documentation and media, that perform
                           specific user related data processing and
                           telecommunications tasks, including updates,
                           enhancements, modifications, releases and Derivative
                           Works thereof. Applications Software as of the
                           Effective Date is listed in Schedule A, which
                           schedule shall be updated pursuant to Section 2.2 to
                           reflect the then-current Applications Software.

Authorized User(s)         "Authorized Users" means any person or entity
                           authorized to use the Services to be provided by
                           ISSC under this Agreement, which shall include
                           without limitation (1) CHMS, (2) CHMS's
                           Affiliates, (3) third parties who use CHMS or its
                           Affiliates services including their customers, or
                           (4) any other person or entity rendering services to
                           CHMS, its Affiliates or customers.

Authorized User Data       means information provided by Authorized Users for
                           use in connection with the System.

Baseline                   has the meaning given in Schedule J.


Change Management          has the meaning given in Schedule E.
Procedures

Change of Control          means the transfer of the Control of a Party from the
                           persons or persons who hold such control on the
                           Effective Date to another person or persons.

CHMS Business              means the business engaged in by CHMS and its
                           Affiliates of providing information technology and
                           information management, data processing, system
                           integration, system development, telecommunications
                           and related consulting services to the healthcare
                           industry.






                               January 4, 1996
                       Agreement - Execution Document               Page 2 of 53

 CHMS Code                 means Code Developed by ISSC and/or its
                           subcontractors independently or jointly with CHMS, at
                           CHMS's expense, as part of the Services, or that is
                           specifically related to the core business of CHMS.

 CHMS Data Center          means the data center owned and operated by CHMS
                           located at 6666 Powers Ferry Road, Atlanta, Georgia,
                           as of the Commencement Date.


 CHMS Derivative Code      means Developed Code which constitutes Derivative
                           Work of software for which the copyright is owned by
                           CHMS, its affiliates or their subcontractors.

 CHMS/ISSC                 has the meaning given in Section 15.2.
 Management Committee

 CHMS Provided Hardware    means the computer equipment peripheral devices,
                           storage media, cabling, connectors and other
                           equipment (however described) provided from time to
                           time by CHMS for use by ISSC to perform and deliver
                           the Services and fulfill its obligations under this
                           Agreement. The CHMS Provided Hardware as of the
                           Effective Date is listed on Schedule C, which
                           schedule shall be updated pursuant to Section 2.2
                           during the Term to reflect the then-current CHMS
                           Provided Hardware.


 CHMS Sale                 means a sale of all or substantially all of the
                           assets of CHMS or the transfer by sale or merger of
                           seventy-five percent (75%) of the voting power of
                           CHMS in one transaction from one shareholder or group
                           of shareholders to another person or persons;
                           provided, however, a CHMS Sale shall not include the
                           "spin-off" of CHMS from Central Health Holding
                           Company, Inc., the initial public offering of the
                           voting securities of CHMS, any secondary offering of
                           the voting securities of CHMS or the acquisition by
                           CHMS or any subsidiary of CHMS of the Simione &
                           Simione or its assets.

 CHMS Software             means Applications Software and CHMS Systems
                           Software.

 CHMS Systems Software     means the systems and applications development tools
                           software listed in Schedule A provided or to be
                           provided by CHMS.

 CHMS Works                means literary works of authorship (other than Code)
                           Developed by ISSC and/or its subcontractors
                           independently or jointly with CHMS, at CHMS's
                           expense, as part of the Services, or that is
                           specifically related to the CHMS Business, including
                           without limitation user manuals, charts, graphs and
                           other written documentation, and machine-readable
                           text and files.

 Code                      has the meaning given in Section 8.

 Computer Hardware         means the ISSC Machines and CHMS Provided Hardware.

 Commencement Date         means January 1, 1996.





                               January 4, 1996
                       Agreement - Execution Document               Page 3 of 53

 Confidential Information  has the meaning given in Section 9.1.

 Contract Year             means the first twelve (12) months following the
                           Commencement Date and each twelve (12) month period
                           thereafter beginning on the first anniversary of the
                           Commencement Date.


 Control,  Controlling,    means possessing, directly or indirectly, the power
 or Controlled             to direct or cause the direction of the management
                           and policies of an entity, whether through ownership
                           of voting securities, by contract or otherwise.

 Cost of Living            has the meaning given in Schedule J.
 Adjustment ("COLA")


 Data Center               means the ISSC data center at a site to be mutually
                           agreed by February 1, 1996, and/or other such
                           location authorized under this Agreement.

 Derivative Work           means a work based on one or more pre-existing works,
                           including without limitation, a condensation,
                           transformation, expansion or adaptation, which would
                           constitute a copyright infringement if prepared
                           without authorization of the owner of the copyright
                           of such pre-existing work.

 Develop                   has the meaning given in Section 8.

 Direct Damages Cap        has the meaning given in Section 11.2(a).

 Disaster Recovery         means the location designated by such name or its
 Center                    equivalent in the Disaster Recovery plan.

 Disaster Recovery         means the Disaster Recovery services described in
 Services                  Schedule G.

 Effective Date            means the date set forth on the initial page of this
                           Agreement.

 End-User                  has the meaning given in Schedule J.

 Existing Network          has the meaning given in Schedule M.


 Force Majeure Event       has the meaning given in Section 16.3.

 Help Desk                 means the ISSC help desk located at an ISSC facility
                           which is staffed by ISSC to provide support to CHMS
                           as described in Schedules E and I.

 Indemnified Party         has the meaning given in Section 13.5(a).


 Indemnifying Party        has the meaning given in Section 13.5(a).

 Indemnities               has the meaning given in Section 13.1.


 ISSC Code                 means Code Developed by ISSC personnel at ISSC's
                           expense, and used to provide the Services, which does
                           not constitute a Derivative Work of any software
                           owned by CHMS, ISSC, IBM or their Affiliates or
                           subcontractors.





                               January 4, 1996
                       Agreement - Execution Document               Page 4 of 53

 ISSC Derivative Code      means Code Developed under this Agreement, which
                           constitutes Derivative Works of software for which
                           the copyright is owned by ISSC, IBM, their Affiliates
                           or their subcontractors.

 ISSC Indemnitees          has the meaning given in Section 13.2.

 ISSC Interfaces           means Code and/or literary works of authorship
                           created at ISSC's expense and used to interface
                           between the CHMS Software and ISSC Software which
                           does not constitute a Derivative Work of any software
                           or literary works of authorship owned by CHMS, ISSC,
                           IBM or their Affiliates or subcontractors, including
                           without limitation, user manuals, charts, graphs and
                           other written documentation, and machine-readable
                           text and files.

 ISSC Machines             means the computer equipment, peripheral devices,
                           storage media, cabling, connectors, extenders and
                           other equipment (however described) including without
                           limitation, modems, routers and termination boxes for
                           the Network located in the Data Center and at the
                           Network Locations (including the CHMS headquarters
                           and offices) used from time to time by ISSC to
                           perform and deliver the Services and fulfill its
                           obligations under this Agreement. The ISSC Machines
                           as of the Effective Date are listed on Schedule D,
                           which schedule shall be updated pursuant to Section
                           2.2 during the Term to reflect the then-current ISSC
                           Machines.

 ISSC Software             means the ISSC Systems Software-IBM and Systems
                           Software-OEM.

 ISSC Systems Software-    means Systems Software listed on Schedule B
 IBM                       under the heading "ISSC Systems Software-IBM",
                           provided or to be provided by ISSC.

 ISSC Works                means literary works of authorship (other than Code)
                           Developed at ISSC's expense, by ISSC personnel and/or
                           its contractors and used to provide the Services,
                           including without limitation user manuals, charts,
                           graphs and other written documentation and
                           machine-readable text and files.

 Level One Support         has the meaning given in Schedule E.

 Level Three Support       has the meaning given in Schedule E.

 Level Two Support         has the meaning given in Schedule E.

 Losses means all losses, liabilities, damages, penalties and claims (including taxes), and all related costs, expenses and other charges (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).


 Machines                  means the ISSC Machines and CHMS Provided Hardware.

 Maintenance Release       means those Software fixes and updates provided by
                           the Software vendor as part of normal maintenance
                           service for the Software.





                               January 4, 1996
                       Agreement - Execution Document               Page 5 of 53

 Materials                 means the CHMS Code, the CHMS Derivative Code, the
                           CHMS Works, the ISSC Derivative Code, the ISSC Code,
                           the ISSC Works and the ISSC Interfaces.

 Minimum Service Levels    has the meaning given in Schedule E. N-1 has the
                           meaning given in Section 3.8.


 Network                   has the meaning given in Schedule M.


 New Services              has the meaning given in Section 6.6.

 Out-of-Pocket Expenses    means all actual, direct, verified payments made by
                           ISSC for equipment, materials, supplies and services,
                           other than New or Replacement Services, (i) outside
                           or beyond the scope of the Services, or (ii) payments
                           in addition to those made to otherwise fulfill its
                           obligations under this Agreement, which payments in
                           both instances are incremental or in addition to
                           those payments that ISSC would otherwise make to
                           provide the Services or to fulfill its obligations
                           under this Agreement. All such payments and the
                           purposes for such payments must be approved in
                           writing by CHMS in advance. Such payments may include
                           the reasonable costs of ISSC personnel that would not
                           otherwise have been used in connection with the
                           provision of the Services or to fulfill ISSC's
                           obligations under this Agreement, including a
                           reasonable allocation of overhead expenses allocable
                           to such personnel while providing services
                           constituting the subject of Out-of-Pocket Expenses.
                           In no event will Out-of-Pocket Expenses include any
                           element of profit for ISSC or any subsidiary of ISSC.

 Parties means ISSC and CHMS as detailed on the initial page of this Agreement.

 Party means ISSC or CHMS as detailed on the initial page of this Agreement.

 Performance Standards     means the service levels and performance
                           responsibilities under which the Services will be
                           provided. The Performance Standards are described in
                           Schedule E.

 Operational               has the meaning given in Schedule E.

 Documentation
 Replacement Services      has the meaning given in Section 6.7.

 Required Consents         means any consents or approvals required to be
                           obtained (a) to allow ISSC to assume financial,
                           support, operational, management and administrative
                           responsibility for the CHMS Software and CHMS
                           Provided Hardware in connection with the Services;
                           (b) for the licensing, transfer or grant of the right
                           to CHMS to use the ISSC Software and ISSC Machines as
                           contemplated by this Agreement; and (c) for CHMS and
                           ISSC to have access to and use of the space,
                           equipment, software and/or third party services
                           provided under the Third Party Agreements in
                           connection with the Services as contemplated by this
                           Agreement.





                               January 4, 1996
                      Agreement - Execution Document               Page 6 of 53

 Resource Unit ("RU")      has the meaning given in Schedule J.

 Revised Improvement       has the meaning given in Section 6.10.

 Service Credits           has the meaning set forth in Section 6.11.

 Service Employees         has the meaning given in Section 10.9(g).

 Services                  means the administration, management, provision and
                           performance of the information technology and
                           information management and communications services
                           functions and responsibilities of CHMS and the
                           migration and transition of such services from CHMS
                           to ISSC, as described and defined in this Agreement,
                           the Supplement and Schedules A through O.
 Services Transfer         has the meaning given in Section 10.8.

 Assistance

 Similarly Situated        means ISSC customers with substantially the  same
 Customers                 mix of on-line and batch processing applications
                           and systems resources utilization at similar or
                           lesser volumes.

 Software                  means ISSC Software and CHMS Software.

 Software Maintenance      means Software defect identification and fixes and
                           the installation of Maintenance Releases.

 Strategic Steering        has the meaning given in Section 15.1.
 Committee

 Supplement                means the Supplement to this Agreement
                           containing the charges and certain other necessary
                           information.

 System means the Machines and Software provided under this Agreement and the operating environment therefor.

 Systems Software          means those programs and programming, including all
                           supporting documentation and media, that perform
                           tasks related to the functioning of the data
                           processing and telecommunication equipment which is
                           used to operate the Applications Software or
                           otherwise to support the provision of the Services by
                           ISSC under this Agreement, whether or not licensed to
                           ISSC. Systems Software includes, but is not limited
                           to, operating systems, software utilities, data
                           security software, data network software,
                           communications monitors and data base managers.
                           Systems Software as of the Effective Date is listed
                           in Schedule B, which schedule shall be updated
                           pursuant to Section 2.2 to reflect the then current
                           Systems Software.

 Systems Software-OEM      means Systems Software listed in Schedule B under the
                           heading "Systems Software-OEM", provided or to be
                           provided by ISSC.

 Technology Plan           has the meaning given in Section 3.3.





                               January 4, 1996
                       Agreement - Execution Document              Page 7 of 53

 Term has the meaning given in Section 10.1 and any extension and renewal term described in this Agreement.

 Termination Charge        means the amount that will reimburse ISSC for the
                           expenses incurred and investments made by ISSC to
                           provide the ISSC Machines and ISSC Software and
                           perform the functions, responsibilities and tasks
                           that collectively comprise the Services, together
                           with an ISSC profit based on such expenses and
                           investments, that ISSC has not recovered as of a
                           termination date occurring prior to the expiration of
                           the Term, but such charge does not include any
                           element of profit allocable to periods after the
                           termination date or any charge for lost opportunity
                           or expectancy, however described or denominated,
                           before or after such date.

 Third Party Agreements    means those contractual, leasing and licensing
                           arrangements for which ISSC has undertaken financial,
                           management and/or administrative responsibility and
                           CHMS receives third party products, software and/or
                           services in connection with the provision of the
                           Services. Third Party Agreements to which CHMS is a
                           party are listed on Schedule F, which schedule shall
                           be updated pursuant to Section 2.2 to reflect the
                           then-current Third Party Agreements.

 Third Party Provider      means a business or entity other than CHMS or ISSC
                           that performs tasks by providing products, software
                           and/or service under a Third Party Agreement, in
                           support of the provision of the Services by ISSC.

 Transition Plan           has the meaning given in Section 4.1(a).

 Transition Period         has the meaning given in Section 4.1(a).

 Transition Personnel      has the meaning given in Section 4.1(b).

 Version means those Software updates that generally add function to the existing Software and may be provided by the Software vendor at a fee over and above the standard software maintenance costs.

 Virus or Viruses          has the meaning given in Schedule E.

 Visit                     has the meaning given in Schedule E.

 Wind-Down Expenses        means the amount that will reimburse ISSC for the
                           actual costs that ISSC incurs in the disposition
                           and/or reallocation of ISSC Machines, ISSC Software
                           and the portion of the Data Center dedicated to the
                           performance of the Services, the placement of ISSC
                           personnel allocated to the delivery of the Services,
                           and the termination, if appropriate, of the Third
                           Party Agreements, in the event of a termination
                           occurring prior to the expiration of the Term;
                           provided, however, CHMS shall have the right to
                           mitigate such costs by purchase of, or assumption of
                           the leases for, the ISSC Machines, assumption of the
                           licenses and maintenance agreements for the ISSC
                           Software, hiring the ISSC personnel delivering the
                           Services, assuming Third Party Agreements and taking
                           similar actions.





                               January 4, 1996
                       Agreement - Execution Document               Page 8 of 53

2.2    EVOLVING NATURE OF RELATIONSHIP

a) The Supplement and Schedules A through O to this Agreement will be updated by the Parties as necessary or appropriate during the Term to accurately reflect the evolution of the Services and components and elements of the Services as described therein.

b) Following the Effective Date, ISSC and CHMS reserve the right to inventory, validate and update any information that is reflected in or omitted from the Agreement and attached Supplement and/or Schedules. If discrepancies are detected, the Agreement, Supplement and/or Schedules shall be promptly changed, modified, updated and adjusted to correct such discrepancies upon mutual agreement, so that the Agreement, Supplement and/or Schedules will be correct and accurately reflect the Services and charges provided by ISSC to CHMS. If either Party disputes the existence of a discrepancy identified by the other Party, the Parties will submit the matter to the CHMS/ISSC Management Committee and/or the Strategic Steering Committee for dispute resolution as specified in Section 15.

c) Both CHMS and ISSC agree that the Services provided may require adjustments to reflect the evolving business and operations of CHMS and ISSC, that the relationship memorialized by this Agreement is dynamic in nature and will change as the operating and business environment of CHMS changes and evolves, and that it is impossible to define with specificity the scope of the Services that will be provided by ISSC during the Term. Therefore, the CHMS/ISSC Management Committee and the Strategic Steering Committee will periodically evaluate the business and operating strategies of each Party and recommend modifications to, and evolution of, the Services (including the Performance Standards and Minimum Service Levels) to optimize such strategies.

d) While the Parties will endeavor to update, modify and amend this Agreement, the Supplement and the Schedules as necessary or appropriate from time to time to reflect the parameters and changing nature of the Services and the requirements of the CHMS Business, the Parties acknowledge that such activities may not always be documented with specificity. Therefore, the Parties agree to deal with each other in good faith to resolve all issues presented and any disputes that may arise.

2.3    REQUIRED CONSENTS

a) CHMS shall remain the contracting party of record for the Third Party Agreements to which CHMS is a party on the Commencement Date. ISSC will provide CHMS with advice and counsel regarding ISSC's experience and agreements with the vendors under the Third Party Agreements to which CHMS is a party on the Commencement Date and the benefit of any relationship of ISSC with each such vendor to the extent permitted under the ISSC-vendor arrangement to obtain any Required Consent. ISSC and CHMS will share management and administrative responsibilities for obtaining all Required Consents under the Third Party Agreements existing on the Commencement Date. CHMS shall have the responsibility for timely obtaining all Required Consents under the Third Party Agreements entered into after the Commencement Date and for which CHMS bears financial responsibility and pays the vendors directly thereunder, except Third Party Agreements to which any Affiliate of ISSC is a party. ISSC shall have the responsibility for timely obtaining all Required Consents under Third Party Agreements entered into after the Commencement Date





                               January 4, 1996
                       Agreement - Execution Document               Page 9 of 53

       (i) with affiliates of ISSC, and (ii) for which ISSC bears financial responsibility and pays the vendors directly or indirectly through a third party, thereunder.

b) CHMS shall bear the costs, if any, of obtaining all Required Consents, including without limitation, all charges and fees related to obtaining the Required Consents (i) for the Third Party Agreements existing as of the Commencement Date, except Third Party Agreements to which any Affiliate of ISSC is a party, and (ii) for the Third Party Agreements entered into after the Commencement Date for which CHMS bears financial responsibility and pays the vendor directly thereunder, except Third Party Agreements to which any Affiliate of ISSC is a party. ISSC shall bear such costs of obtaining all Required Consents (A) for the Third Party Agreements to which an ISSC Affiliate is a party as of the Commencement Date or during the Term, and (B) for all Third Party Agreements entered into after the Commencement Date for which ISSC bears financial responsibility and pays the vendor directly or indirectly through a third party, thereunder. All Required Consents with regard to Third Party Agreements existing on the Commencement Date shall be obtained within ninety (90) days after the Effective Date unless otherwise agreed by the Parties in writing. In addition, CHMS shall bear the costs, if any, associated with the cancellation and re-licensing of any Software licensed by CHMS prior to the Commencement Date if required for ISSC to provide the Services after the Commencement Date, except Software licensed from ISSC or any Affiliate of ISSC. ISSC shall bear the cost, if any, associated with the cancellation and re-licensing of any Software licensed by CHMS prior to the Commencement Date licensed from ISSC or any Affiliate of ISSC, if required for ISSC to provide the Services after the Commencement Date.

c) ISSC will publish a list each month setting forth the status of each Required Consent until all Required Consents are obtained. If any Required Consent is not obtained with respect to any of the Third Party Agreements existing as of the Commencement Date, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for CHMS to continue to process its work with minimum interference to its business operations unless and until such Required Consents are obtained. The cost of achieving such reasonable alternative arrangement shall be borne by ISSC if caused by Required Consents needed from ISSC or Affiliates of ISSC or from the licensors of the ISSC Software, and in all other instances, such cost shall be borne by CHMS.

2.4    AGENCY

a) CHMS appoints ISSC as its agent for the limited purposes of administering, managing and paying under the Third Party Agreements to which CHMS is a party. Under this Agreement CHMS does not appoint ISSC as its agent for the purposes of entering into oral or written agreements with any individual or business entity for or in the name of CHMS or its Affiliates, without the prior express written approval of CHMS. CHMS agrees to promptly notify all Third Party Providers under the Third Party Agreements to which CHMS is a party of such appointment. Subject to its obligation to pay applicable penalties, damages, termination or other charges under Section 13.1, ISSC may cancel, substitute, change or add to the Third Party Providers under such Third Party Agreements as it chooses so long as ISSC continues to perform the Services in the manner required by this Agreement; provided however, ISSC must submit written notification to CHMS and obtain CHMS' written agreement prior to the termination, modification or addition of any Third Party Agreement to which CHMS is a party. If such termination will have an impact on the operations





                               January 4, 1996
                       Agreement - Execution Document              Page 10 of 53
       of CHMS' other Authorized Users or other users that are outside the scope of the Services, ISSC will provide or cause to be provided the services that are the subject of such Third Party Agreements to CHMS' other Authorized Users or other users on terms no less favorable than the terms of the applicable Third Party Agreement.

b) As agent for CHMS, ISSC will perform all obligations and responsibilities of CHMS under all Third Party Agreements to which CHMS is a party, subject to the provisions of Section 2.3, this Section 2.4,
       Section 6.1 and Section 9. Upon CHMS's request, ISSC will provide to CHMS all information and documentation related to its activities as CHMS's agent with regard to such Third Party Agreements. CHMS may in its sole discretion terminate or provide additional restrictions on ISSC's agency appointment with respect to any Third Party Agreement to which CHMS is a party if ISSC (i) fails to pay any amount due in a timely manner; (ii) fails to act in CHMS's best interests; (iii) permits a claimed or actual default to occur; or (iv) ISSC does not diligently pursue the service and financial benefits available to CHMS under such Third Party Agreement. If CHMS terminates or provides additional restrictions on ISSC's agency appointment with respect to any Third Party Agreement to which CHMS is a party solely for the reason set forth in Section 2.4(b)(ii) or (iv), then CHMS shall relieve ISSC of the service level impact and/or reimburse ISSC for the additional costs directly attributable to such termination or additional restrictions to the extent CHMS's action affects ISSC's ability to provide the Services and/or increases ISSC's costs of providing the Services.

c) Beginning on the earlier of the Commencement Date or the Effective Date and for the Term, CHMS will not enter into any new or amend any existing Third Party Agreement to which CHMS is a party that adversely impacts ISSC's ability to provide the Services or increases ISSC's cost of providing such Service without the prior written consent of ISSC.

2.5    CONFLICTS OF INTERESTS

a) Each Party recognizes that ISSC personnel providing Services to CHMS under this Agreement may perform similar services for others and this Agreement shall not prevent ISSC from performing similar services for others subject to the restrictions set forth in Section 9; provided, however, ISSC shall not use any of the Machines or Software to perform such similar services for others.

b) Neither Party shall knowingly solicit or hire away any employee of the other Party during the Term of the Agreement unless otherwise agreed in writing by the Parties and except as provided in Section 10.9(g). CHMS or ISSC employee's responses to or employment resulting from general solicitations will be exempted from this provision.

2.6    ALTERNATE SOURCE FOR WORK

a) During the Term, CHMS shall have the right to retain third party suppliers to perform any service, function, responsibility or task that is within the scope of the Services or would constitute a New Service pursuant to Section 6.6 or a Replacement Service pursuant to Section 6.7, or to perform any such services, functions, responsibilities or tasks (whether all or a part of the Services or the New Services or the Replacement Services) internally. ISSC shall cooperate with any such third party supplier and CHMS. Such cooperation shall include, without limitation, (1) providing





                               January 4, 1996
                       Agreement - Execution Document              Page 11 of 53
       reasonable physical and electronic access to the Data Center; (2) use of any Machines used by ISSC to perform services provided that such use of any Machines shall be for the purpose of providing services to CHMS and its Affiliates for the CHMS Business but may not be for the purpose of providing services directly to customers and potential customers of CHMS and its Affiliates; (3) use of any of the Software (other than any Software where the underlying license agreement does not authorize such access and a Required Consent permitting such access has not been obtained); (4) providing such information regarding the operating environment, System constraints, and other operating parameters as is reasonably necessary for the work product of the third party supplier or CHMS to be compatible with the Services or New Services; and (5) such other reasonable cooperation as mutually agreed by the Parties.

b) ISSC's obligations hereunder shall be subject to the third party suppliers' compliance with reasonable Data Center data and physical security and other applicable standards and procedures, execution of appropriate confidentiality agreements, and reasonable scheduling of computer time and access to other resources to be furnished by ISSC pursuant to this Agreement.

c) If ISSC's cooperation with CHMS or any third party supplier performing work as described in Section 2.6(a), causes ISSC to expend additional resources that ISSC would not otherwise have expended but which fall within the scope of activities comprising the Services, such additional resources will be charged to CHMS under the established charging mechanism and/or Resource Baseline therefor. The Parties agree that any other additional resources utilized by ISSC in support of such cooperative work will be charged as an Out-of-Pocket Expense and not as a New Service, except as otherwise provided in Section 10.8(b). The Parties further agree that if in ISSC's reasonable, good faith determination, a third party supplier's activities affect ISSC's ability to meet the Performance Standards or otherwise provide the Services in accordance with this Agreement, ISSC will provide written notice to CHMS of such determination. The Parties will cooperate to determine and verify whether such affect is caused by a third party supplier, the extent of such affect, and how to ameliorate any such affect. ISSC shall be excused for any inability to meet the Performance Standards, Minimum Service Levels or otherwise provide any of the Services to the extent any such third party supplier's activities directly affect and impact ISSC's ability to meet any Performance Standard or Minimum Service Level or otherwise provide any of the Services in accordance with this Agreement.

2.7    USE OF SUBCONTRACTORS

a) ISSC shall notify CHMS in writing of a decision to delegate or subcontract any function, responsibility or task, or change subcontractors for any function, responsibility or task, that could have a material impact on the Services or on the operations of CHMS or on the security of the Authorized User Data, or on the CHMS Business, at least thirty (30) days prior to the proposed date of commencement of such subcontractor's activity with respect hereto. Upon CHMS's request, ISSC shall promptly provide to CHMS information regarding the proposed new or replacement subcontractors, the scope of the Services to be delegated thereto, experience and financial position of the proposed subcontractor, and ISSC's selection criteria therefor and conclusions regarding its selection in order to permit CHMS to determine whether to grant its consent to such delegation or subcontract. Subject to ISSC's timely provision of the foregoing information to CHMS, CHMS shall be deemed to have accepted such delegation or subcontract or





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

       change that is the subject of the notification by ISSC to CHMS, if CHMS has not notified ISSC in writing of its good faith objections to such delegation or subcontract on or before the thirtieth (30th) day after receipt of such notice from ISSC. ISSC shall not delegate or subcontract or change subcontractors unless and until ISSC and CHMS shall have resolved any objection timely made by CHMS to such proposed action by ISSC. In addition, ISSC shall not disclose any Confidential Information of CHMS to any subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner equivalent to that required of ISSC by Section 9.

b) ISSC shall remain primarily liable and obligated to CHMS for the timely and proper performance of all of its obligations hereunder even if such obligations are delegated to third party subcontractors, and the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.


3.     THE SERVICES

3.1    OBLIGATION TO PROVIDE SERVICES

Starting on the Effective Date and continuing during the Term, ISSC shall provide and perform the Services to and for CHMS, as the Services may evolve and be supplemented and enhanced during the Term as provided in this Agreement, including the following:

a) The Services as described and defined in this Agreement (including the Supplement and Schedules referenced in this Agreement); and

b) Subject to Section 2.2, if any services, functions, responsibilities or tasks not specifically described in this Agreement are required for the proper performance and provision of the Services and are an inherent part of, or a necessary sub-part included within, the Services described above in this Section 3, such services, functions, responsibilities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement. Except as otherwise expressly provided in this Agreement, ISSC shall be responsible for providing all facilities, personnel and other resources as necessary to provide the Services.

3.2    PERFORMANCE

a) ISSC agrees that its performance of the Services will meet or exceed each of the applicable Performance Standards and Minimum Service Levels set forth in Schedule E, except as specifically provided otherwise in this Agreement. During the Term, ISSC shall upgrade the ISSC Machines and associated Disaster Recovery Services as necessary to insure that the Performance Standards, Minimum Service Levels and ISSC's other obligations and responsibilities hereunder are satisfied, subject to rate adjustments caused by changes, if any, to the "Customer Visit", "Overhead" and "Utilization" profiles set forth in Schedule J.





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b)     ISSC also agrees to use commercially reasonable efforts to perform the
       Services in a manner that will result in a rating of acceptable or higher on the customer surveys to be conducted in accordance with Schedule E.

c)     Concurrent with the annual Technology Plan review process described in
       Section 3.3, CHMS and ISSC will review and agree to commercially reasonable modifications of, additions to and replacements of the Performance Standards, the Minimum Service Levels and the Service Credits for the purposes of better reflecting and supporting the continuing development of, and evolving priorities for, the CHMS Business. The Performance Standards and the Minimum Service Levels shall not be modified or adjusted downward below the highest level agreed to by the Parties at any time without the prior written agreement of CHMS. The Parties agree that the Performance Standards and the Minimum Service Levels will be improved over time. The Parties agree to cooperate and deal with each other in good faith to promptly resolve on a reasonable basis in consonance with the purposes of the review process, any differences between the Parties regarding appropriate modifications to, additions to and replacements of the Performance Standards, the Minimum Service Levels and the Service Credits.

d) Subject to CHMS's prior approval, ISSC shall implement the necessary measurement and monitoring tools and procedures required to measure and report ISSC's performance of the Services against the Performance Standards and Minimum Service Levels. Such measurement and monitoring shall permit reporting at a reasonable level of detail sufficient to verify compliance with the Performance Standards and Minimum Service Levels and application of any attendant Service Credits and shall be subject to reasonable audit by CHMS. Upon request, ISSC shall provide CHMS with information and access to such tools and procedures for purposes of verification of the reported performance levels.

3.3    ANNUAL TECHNOLOGY PLAN

The Parties shall jointly prepare a "Technology Plan" in accordance with the following procedures:

a) The Technology Plan will be composed of short-term and long-range plans, which tie into the CHMS Business goals and objectives. The long-range plan will include strategic and flexible use of the Data Center in light of the CHMS Business priorities and strategies. The short-term plan will include an identification of proposed software and hardware, as appropriate, and a projected time schedule for developing and implementing the proposed changes.

b) CHMS will draft the Technology Plan with ISSC's active participation and advice. ISSC will provide CHMS with its written comments regarding the draft Technology Plan within thirty (30) days after ISSC's receipt thereof. ISSC's response will include, without limitation, information regarding industry trends in production capabilities and pricing and the implementation of proposed hardware and software changes. The final Technology Plan will be subject to mutual agreement by the Parties. If the Parties are unable to agree on a particular element of the Technology Plan, then with respect to such element this Agreement shall continue without reference to the Technology Plan. Implementation of any portion of the Technology Plan that is inconsistent with the Parties' obligations hereunder will require an amendment to this Agreement pursuant to Section 16.2.





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c)     The first Technology Plan under this Agreement will be completed on or before June 1, 1996. The Technology Plan for subsequent years of this Agreement will be completed on or before December 31 of each year, commencing 1996.

3.4    DISASTER RECOVERY SERVICES

If ISSC fails to provide Disaster Recovery Services to the extent and in accordance with the time table set forth in Schedule G and in accordance with the Performance Standards and Minimum Service Levels set forth in Schedules G and E, CHMS will be entitled, at its election, to receive the Service Credits specified in Schedule E or to terminate this Agreement pursuant to Section 10.3(a) (without giving the notices and observing the cure periods set forth in Section 10.3(a)) upon written notice to ISSC. If CHMS elects to terminate this Agreement as described in this Section 3.4, CHMS shall give notice to ISSC of such election within thirty (30) days after the occurrence of the event on which such termination is based. In the event of a termination authorized under this Section 3.4, CHMS shall not be required to pay any Termination Charges or Wind-Down Expenses to ISSC, and such termination shall constitute the sole and exclusive remedy of CHMS for such failure of performance by ISSC.

3.5    AUDITS

a) ISSC will assist CHMS in meeting its audit and regulatory requirements, including providing access to the Data Center to enable CHMS and its auditors and examiners to conduct appropriate audits and examinations of ISSC's operations relating to the performance of the Services to verify the accuracy of ISSC's charges to CHMS and that the Services are being provided in accordance with this Agreement and the Performance Standards and Minimum Service Levels. Such access will require forty-eight (48) hour notice to ISSC and will be provided at reasonable hours, provided that any audit does not interfere with ISSC's ability to perform the Services in accordance with the Performance Standards and Minimum Service Levels. ISSC will provide access only to information reasonably necessary to perform the audit which shall include, but not be limited to system management facility records. ISSC shall not allow CHMS, its examiners or auditors access to ISSC's proprietary data or other ISSC customer's data except as reasonably necessary to permit the audits described in this Section 3.5. ISSC will also assist CHMS's employees or auditors in testing Authorized User Data files and Software, including, without limitation, installing and running audit software.

b) For a period of four (4) years following the last date ISSC furnished Services pursuant to this Agreement, ISSC shall make available upon request of the Secretary of the United States Department of Health and Human Services, the United States Comptroller General and their duly authorized representatives, all contracts, books, documents and records of ISSC to the extent required by 42 U.S.C. Section 1395x(v)(1)(I) (as amended or recodified from to time to time or any substitute or successor statute) and lawful regulations promulgated thereunder. ISSC shall notify CHMS within ten (10) days of its receipt of such a request and of ISSC's proposed response to the request.

c) If ISSC carries out any of its duties under this Agreement through a subcontract with a value of $10,000.00 or more over a twelve (12) month period with an Affiliate of ISSC or CHMS, such subcontract shall contain a clause to the effect that until four (4) years after the furnishing of such





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

       services pursuant to such subcontract, such related organization shall make available, upon written request of the Secretary of the United States Department of Health and Human Services, the United States Comptroller General or any of their authorized representatives, the subcontract and the books, documents and records of such organization to the extent required by 42 U.S.C. Section 1395x(v)(1)(I) (as amended or recodified from time to time or any substitute or successor statute) and lawful regulations promulgated thereunder.

d) Subject to Section 12.6, ISSC agrees to make any changes and take other actions which are necessary in order to maintain compliance with applicable laws or regulations applicable to its performance and provision of the Services. CHMS may submit additional findings or recommendations regarding compliance with applicable laws and regulations to ISSC which ISSC will analyze and consider in good faith. ISSC shall promptly respond to CHMS regarding ISSC's evaluation and activity plan for such findings and recommendations. If any audit or examination reveals that ISSC's invoices for the audited period are not correct other than amounts in dispute pursuant to Section 7.6, ISSC shall promptly reimburse CHMS for the amount of any overcharges, or CHMS shall promptly pay ISSC for the amount of any undercharges.

3.6    DATA CENTER

a) ISSC will not relocate the Services from the Data Center without the prior written consent of CHMS, which consent will not be unreasonably withheld.

b) During the Term, ISSC will provide CHMS with access to the Data Center or an equivalent ISSC data center in order for CHMS to provide tours of the Data Center in support of the CHMS Business.

c) ISSC will provide access to the Data Center to Third Party Providers and third party suppliers of installation, maintenance, support and upgrade services for the System and any other CHMS equipment or software located in the Data Center serviced thereby. To the extent feasible in light of such installation, maintenance, support and upgrade requirements, CHMS will provide 24 hours notice to ISSC prior to any visits by such Third Party Providers and third party suppliers.

d) All access to the Data Center shall be subject to reasonable Data Center data and physical security measures and such Third Party Providers' and third party suppliers' undertaking reasonable confidentiality requirements relating to such visits.

3.7    SECURITY

CHMS shall administer access to all Software operated by ISSC in support of the Services through the data security procedures described in Schedule K. ISSC shall notify CHMS of what entities and personnel are to be authorized access to the Systems Software utilized in support of the Services and the level of security access required by each. The Parties shall cooperate in administering security procedures regarding such access, in accordance with Schedule K.





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

3.8    TECHNOLOGY REFRESH

As part of the Services, ISSC agrees to take commercially reasonable actions to provide the Services to CHMS at a technological level that will enable CHMS to take advantage of technological advancement in its industry without an increase in charges to CHMS within the existing System technology architecture; provided, however, that ISSC, subject to the provisions of Section 3.10 regarding "Software Currency", will maintain the Machines, at a level that is within one generation of current technology ("N-1"). If ISSC fails to satisfy the requirements of this Section 3.8 with respect to the technological upgrades in the Machines, included in the Annual Service Charges and the Resource Baselines and CHMS incurs additional costs due to CHMS's inability to exploit the functionality provided by the N-1 technology, ISSC shall reimburse or credit CHMS for such additional costs and expenses. If any technological advancement has the effect of increasing, reducing or otherwise altering the volume or capacity represented by one or more Resource Baselines or altering the interaction of the resources represented by a Resource Baseline with other resources provided by ISSC in connection with the Services, and as a direct result creates an anomaly in which such Resource Baseline or the resources represented by such Resource Baseline are no longer integrated on a practical basis with such other resources, ISSC and CHMS will cooperate to adjust the affected Resource Baseline(s) and the applicable ARC Rate(s) so that CHMS receives the same or an improved level of performance and the same or improved price-performance benefit over that provided under the methodology used at inception of this Agreement; provided, however, it is the intent of the Parties that CHMS will receive the price and performance benefits attendant with any technology refresh not otherwise factored or included in price-performance methodology to determine the Annual Service Charges and/or ARCs at the inception of this Agreement, and the Parties must reach agreement on the extent of the adjustments resulting from the activities described in this Section 3.8 before such adjustments are put into effect. ISSC and CHMS will review the conversion methodology (e.g., bench-marking, historical data, technical specifications, etc.) which ISSC proposes to use to support such adjustments.

3.9    SOFTWARE LICENSES

a) ISSC will comply with all license obligations under all licenses for the Software, including without limitation, the obligations of nondisclosure and scope of use; provided, however, ISSC will only be obligated under this Section 3.9(a) with regard to the licenses for CHMS Software to the extent the license obligations thereunder are disclosed to and accepted by ISSC. ISSC shall be deemed to have reviewed and accepted the obligations under the licenses for the CHMS Software listed on Schedule F on the Effective Date.

b) All Systems Software-OEM provided by ISSC in connection with the Services and any CHMS Software licensed under a Third Party Agreement shall be licensed (and the attendant maintenance arrangements contracted) in CHMS's name and as licensee with ISSC having the right to access and use such Software in performing the Services, unless ISSC can procure such Software (and/or attendant maintenance arrangement) on a more cost effective basis in its own name. ISSC shall negotiate with the applicable Software vendors to provide for a right to assign or transfer any licenses (and attendant maintenance arrangements) for the Software licensed and contracted in ISSC's name to CHMS upon termination or expiration of this Agreement, and ISSC shall promptly provide written documentation to CHMS describing in detail, and attesting to the grant, of such rights by the vendors upon request by CHMS from time to time, for copies of such documentation.





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


c) Prior to (1) the addition to the ISSC Software of any software which is not listed in Schedule B or (2) any upgrade, enhancement or modification of any ISSC Software listed in Schedule B, ISSC shall (i) obtain CHMS's prior written consent for any such actions, (ii) provide CHMS with information regarding the amount of any fees and other reasonable requirements CHMS would be required to undertake in order to obtain a license to and maintenance for such ISSC Software upon the expiration or termination of this Agreement, and (iii) use commercially reasonable efforts to obtain a firm commitment from the providers of such ISSC Software to license and provide maintenance for the ISSC Software to CHMS upon the expiration or termination of this Agreement upon the payment of such fees and satisfaction by CHMS of such requirements. ISSC shall consider and take into account in the negotiation of its licensing arrangements with providers of the ISSC Software, CHMS's reasonable concerns regarding the terms and conditions of such ISSC Software licenses and make such licenses and related documentation, excluding pricing information, available to CHMS upon request.

d) ISSC shall not terminate, extend, replace, amend or add licenses for the Software and/or the maintenance arrangements attendant therewith, in CHMS's name without CHMS's prior written agreement. ISSC may terminate, replace, amend or add licensees for the ISSC Software as it chooses so long as ISSC continues to perform the Services in the manner required by this Agreement; provided, however, ISSC agrees to provide sixty (60) days written notification to CHMS prior to each such termination, replacement, amendment or addition. In addition, if such action by ISSC with respect to a license and/or maintenance arrangement for the ISSC Software will have an impact on the Services in a manner that in turn will have an impact on the operations or costs of CHMS, its Affiliates or other Authorized Users, ISSC will provide or cause to be provided the services, rights and other benefits that are the subject of such licenses to CHMS, its Affiliates and other Authorized Users, as applicable, on terms no less favorable than the terms of such license. If CHMS in connection with or resulting from ISSC's termination, replacement, amendment or addition of any license for ISSC Software and/or maintenance arrangement incurs additional expenses or other costs, including but not limited to personnel costs, ISSC shall promptly reimburse CHMS for such costs.


3.10   SOFTWARE CURRENCY

       The Parties agree to maintain reasonable currency for Maintenance Releases and Versions of Software, unless CHMS determines otherwise. For purposes of this Section, "reasonable currency" shall mean that the next Maintenance Release or Version is installed not later than the longer of
       (a) 24 months after the date the licensor makes such Maintenance Release or Version commercially available, or (b) within 1 month after the date the licensor makes a subsequent Maintenance Release or Version commercially available which causes CHMS to be more than one Maintenance Release or Version behind.

       In the event CHMS requests ISSC to expedite installation of a Maintenance Release or Version or to delay upgrading of specific Software beyond such period or requires operation and maintenance of multiple versions of Software, ISSC shall do so, provided, that if ISSC reasonably determines that it will incur any Out-of-Pocket Expenses as a result of such requests (e.g., Software support costs due to withdrawal of maintenance by the licensor, multiple version charges, etc.), then ISSC





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

       will notify CHMS of the amount of such Out-of-Pocket Expenses in writing and CHMS, at its option, will either delay installation of such Maintenance Release or Version or update the Software to the current level (as applicable) or reimburse ISSC for any demonstrable Out-of-Pocket Expenses.

       In addition, CHMS shall relieve ISSC from any failure to meet a Performance Standard or Minimum Service Level to the extent directly impacted by the delay of the next Maintenance Release or Version until such time as the affected Software is brought to "reasonable currency" as defined in this Section 3.10.

4.     TRANSITION

4.1    TRANSITION PLAN

a) Within thirty (30) days after the Effective Date, ISSC and CHMS will complete the development and preparation of, and will reach agreement on, the details of the "Transition Plan" set forth in Schedule H, describing the transition from CHMS to ISSC of the Affected Employees; the transition of the administration, management and financial responsibility for the Third Party Agreements; and the transition of the performance of the other functions, responsibilities and tasks currently performed by CHMS which constitute a part of the Services. The Transition Plan shall be implemented and completed over a mutually agreed period as set forth in the Transition Plan starting on the Commencement Date, which period shall in no event extend beyond May 31, 1996, without the prior written agreement of the Parties (the "Transition Period").

b) During the Transition Period, CHMS will cooperate with ISSC in implementing the Transition Plan by providing the personnel (or portions of the time of the personnel) set forth in the Transition Plan ("Transition Personnel") and performing the tasks described for CHMS in the Transition Plan. During the Transition Period, ISSC will be responsible for the provision of the Services (including within the Services the implementation of the Transition Plan) and will promptly reimburse CHMS for the amount of any salary and benefit costs incurred by CHMS with respect to the Transition Personnel for the portion of their time used to implement the Transition Plan.

4.2    AFFECTED EMPLOYEES

CHMS will be eliminating certain of the positions within CHMS associated with its information management and communications services functions during or at the end of the Transition Period. ISSC may interview and offer employment to each of the individuals holding the positions with CHMS listed on Schedule O (the "Affected Employees"). All costs and expenses incurred by ISSC in connection with the offer to employ and the employment of the Affected Employees shall be the responsibility of ISSC.

4.3    FACILITIES

To enable ISSC to provide the Services, CHMS agrees:





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


a) to provide, at no charge to ISSC, the use of the CHMS Data Center and such additional space as may be reasonably necessary for the performance of that portion of the Services performed with the CHMS Provided Hardware and the CHMS Software. This obligation includes the provision of reasonable office space, storage space, analog telephone capability (but excluding long-distance telephone charges, which CHMS will be reimbursed by ISSC), office support services (e.g., janitorial and security), office supplies and furniture. CHMS shall be responsible for ensuring such CHMS facilities provide for a safe working environment, including compliance with applicable laws and regulations;

b) to provide at the CHMS Data Center and related facilities provided to ISSC, all heat, light, power, air conditioning, UPS and such other similar utilities as may reasonably be necessary for ISSC to perform that portion of the Services performed with the CHMS Provided Hardware and the CHMS Software;

c) to provide access to CHMS parking (if any) facilities for ISSC employees;

d) during the entire Term, CHMS shall provide to ISSC at the CHMS corporate offices the use of office space, storage space and other facilities necessary for the performance by ISSC and the ISSC Project Executive of the Services. This obligation is limited to the provision of reasonable office space for the Project Executive and an assistant to the Project Executive, storage capacity for Network termination Machines, analog telephone capability (but excluding long-distance telephone charges), office support services (e.g., janitorial and security), and office furniture; and

e) the use by ISSC of the CHMS Data Center and other CHMS facilities and resources described in this Section 4.3 does not constitute or create a leasehold interest.

At the expiration of the Transition Period, the obligations of CHMS, and the rights of ISSC, under this Section 4.3(a) through (c) shall terminate.


5.     SERVICES STAFFING AND MANAGEMENT AND ADMINISTRATION

5.1    PROJECT EXECUTIVES

a) Prior to the Effective Date, ISSC and CHMS will each designate a Project Executive to whom all the appointing Party's communications may be addressed and who has the authority to act for the appointing Party and its subcontractors in connection with all aspects of this Agreement.

b) ISSC shall cause the person assigned as the ISSC Project Executive to devote his or her working time and effort in the employ of ISSC primarily to his or her responsibilities for the provision of the Services under this Agreement, subject to ISSC's reasonable holiday, vacation and medical leave policies and subject to occasional, short-term, non-recurring work on other assignments by ISSC related to the Project Executive's areas of expertise. Before the initial or subsequent assignment of an individual to such position, ISSC shall notify CHMS of the proposed assignment, introduce the individual to appropriate CHMS representatives, and consistent with ISSC's personnel





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

       practices, provide CHMS with a resume and any other information about the individual reasonably requested by CHMS. ISSC agrees to discuss with CHMS any objections CHMS may have to such assignment and the Parties will resolve such concerns on a mutually agreed basis.

c) ISSC will give CHMS at least thirty (30) days advance notice of a change of the person appointed as the ISSC Project Executive, will discuss with CHMS any objections CHMS may have to such change and the Parties will resolve such concerns on a mutually agreed basis. ISSC shall not reassign or replace any person assigned as the ISSC Project Executive during the first year of his or her assignment to the CHMS service team, nor shall ISSC assign more than four (4) different individuals to such position during the Term, unless CHMS consents to such reassignment or replacement, or the ISSC employee voluntarily resigns from ISSC, is terminated by ISSC or is unable to work due to his or her death or disability.

5.2    REPLACEMENT OF PERSONNEL

If CHMS reasonably and in good faith determines that it is not in CHMS's best interests for any ISSC or subcontractor employee to be appointed to perform or to continue performing any of the Services, CHMS shall give ISSC written notice specifying the reasons for its position and requesting that such employee not be appointed or be removed from the ISSC employee group servicing CHMS and be replaced with another ISSC employee or subcontractor. Promptly after its receipt of such a notice, ISSC shall investigate the matters set forth in the notice, discuss with CHMS the results of the investigation, and resolve the matter on a mutually agreed basis with CHMS.

5.3    RETENTION OF EXPERIENCED PERSONNEL

If ISSC fails to meet the Performance Standards or Minimum Service Levels persistently or continuously and if CHMS reasonably determines such failure is attributable in whole or in part to ISSC's turnover or position change rate of employees and/or subcontractors assigned to the CHMS service team, CHMS will notify ISSC of such determination. If such persistent failure is due to ISSC's turnover rate or position change rate, (i) ISSC will promptly provide data concerning its personnel and subcontractor turnover rate or position change rate for providing the Services and will meet with CHMS to discuss the reasons for the turnover rate or position change rate; (ii) ISSC shall submit to CHMS its proposals for reducing the turnover rate or position change rate; and (iii) in any event, ISSC shall reduce the turnover rate or position change rate to a level at which it ceases to adversely impact Performance Standards and/or Minimum Service Levels.

5.4    EFFICIENT USE OF RESOURCES

ISSC shall take commercially reasonable actions to efficiently administer, manage and use the resources employed by ISSC to provide and perform the Services that are chargeable to CHMS under this Agreement. As examples, but not by way of limiting ISSC's obligations under this Section 5.4, ISSC will provide data center and network technical and operations consulting resources and services as reasonably requested by CHMS as a part of the Services and at no additional charge to CHMS, to assist in identifying areas for improvement such as unused datasets, fragmented datasets, inefficient DASD configuration and management techniques, proper media use (e.g. tape versus DASD), inappropriate





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

retention periods and similar operational considerations in order to insure a continuing improvement in the Parties' efficient use of resources.

5.5    CHMS APPROVALS AND NOTIFICATION

For those areas of the Services where CHMS (a) has reserved right-of-approval, consent or agreement, (b) is required to provide notification, and/or (c) is to perform a responsibility set forth in this Agreement, and such approval, consent, notification or performance is delayed or withheld beyond the period provided in this Agreement, Supplement or the Schedules without authorization or right and, such delay or withholding is not caused by ISSC and affects ISSC's ability to provide the Services under this Agreement, CHMS will relieve ISSC of the responsibility for meeting the Minimum Service Levels for that portion of the Services to the extent, but only to the extent, directly affected by such delay or withholding and only during the period such approval, consent, notification or performance is delayed or withheld beyond the period provided in this Agreement, Supplement or the Schedules. CHMS will reimburse ISSC for its Out-of-Pocket Expenses, if any, incurred during such period as a result thereof. If not specified otherwise in this Agreement, the period for such approval or notification shall be fifteen (15) business days unless another time period is otherwise agreed by the Parties.


6.     CHARGES AND EXPENSES

6.1    DISBURSEMENTS

Beginning on the Commencement Date or the date specified in Schedule F, ISSC will pay the Third Party Providers under the Third Party Agreements for the provision of the software, products and services under such Third Party Agreements, including without limitation, the Third Party Providers of Machines and Software, except as specifically set forth in Schedule F as the responsibility of CHMS. In addition, ISSC will reimburse CHMS in a timely manner for CHMS's payments to such Third Party Providers under the Third Party Agreements for which ISSC has financial responsibility for amounts allocable to periods on and after the Commencement Date or the date specified in Schedule F, as applicable.

6.2    ANNUAL SERVICE CHARGE

For each Contract Year during the Term, CHMS agrees to pay the Annual Service Charge specified in the Supplement and Schedule J together with the other amounts as described in this Section 6 and Schedule J.

6.3    ADDITIONAL CHARGES

Beginning for the initial full calendar month following the Transition Period and monthly thereafter, CHMS and ISSC will review the quantity of Resource Units utilized by CHMS during the preceding month and calculate applicable Additional Resource Charges (ARCs) for such month in accordance with Schedule
J. Beginning for the initial full calendar quarter and for each calendar quarter thereafter, CHMS and ISSC will review the quantity of Customer Visits utilized by CHMS during the preceding calendar quarter and calculate the applicable Customer Visit Charge for such calendar quarter in accordance with Schedule J. CHMS will pay these additional charges in accordance with Section 7.4.





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


6.4    COST OF LIVING ADJUSTMENT

Beginning in the first January after the Commencement Date, CHMS will pay ISSC a Cost of Living Adjustment ("COLA"), in accordance with Section 7.2 and Schedule J.

6.5    TAXES

a) The Annual Service Charges paid by CHMS are inclusive of applicable sales, use, excise, personal property or other taxes attributable to the period on or after the Commencement Date based upon or measured by ISSC's cost in acquiring or providing equipment, materials, supplies or third party services furnished to or used by ISSC in performing the Services, including without limitation, all sales, personal property, use, excise and other taxes, if any, due on the ISSC Machines and ISSC Software; provided, however, CHMS will be responsible for paying all personal property or use taxes due on or with respect to CHMS-Provided Hardware and CHMS Software. Each Party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

b) If a sales, use, excise or services tax is assessed on ISSC's provision of the Services (or any New Services or Replacement Services) to CHMS or on ISSC's charges to CHMS under this Agreement, however levied or assessed, CHMS will be responsible for and pay the amount of any such tax.

c) The Parties agree to reasonably cooperate with each other to more accurately determine each Party's tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates, and other exemption certificates or information reasonably requested by either Party. The Parties will also work together to segregate the Annual Service Charges into separate payment streams for Services that are taxable, nontaxable, for which a sales, use or similar tax has already been paid by ISSC, and for which ISSC functions merely as a paying agent for CHMS in receiving goods, supplies or services (including licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

6.6    NEW SERVICES

If CHMS requests ISSC to perform functions, responsibilities or tasks that are not within the scope of the Services and do not simply require use of resources for which there exists a current Resource Baseline ("New Services"), the charge to CHMS for ISSC's performing such functions will be determined as follows:

a) If the additional function requires only those resources which have a current Resource Baseline or charging methodology, the additional function, responsibilities or tasks will not be considered a New Service.

b) If the additional function, responsibility or task requires resources not covered by an existing Resource Baseline or charging methodology, such additional function, responsibility or task will be considered New Services. Prior to performing such New Services, ISSC will quote to CHMS





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       the increase in the Annual Service Charge or other payment method that will be attributable to such New Services. Such increase will be based upon the required proportional increase in System and other applicable resources relative to the Annual Service Charge. Upon receipt of such quote, CHMS may then elect to have ISSC perform the New Services, and the Annual Service Charge and, if applicable, Resource Baselines will be established and/or adjusted to reflect such New Services. Notwithstanding the foregoing, nothing herein shall be interpreted as obligating CHMS to obtain New Services from ISSC.

c) The Parties acknowledge that changes during the Term in functions, responsibilities and tasks that are within the scope of the Services will not be deemed to be New Services, if such functions, responsibilities and tasks evolved or were supplemented and enhanced during the Term by ISSC in its sole discretion or pursuant to the provisions of this Agreement, including without limitation, changes made which keep pace with technological advancements or improvements.

d) If the Parties cannot agree either that the function, responsibility or task falls within the definition of a New Service or that the additional compensation proposed by ISSC is an appropriate amount, ISSC shall nevertheless perform the disputed function, responsibility or task if requested by CHMS. The determination of whether any function, responsibility or task is a New Service and the amount of additional compensation, if any, to be paid by CHMS will be determined pursuant to the dispute resolution provisions in Section 15. CHMS shall pay fifty percent (50%) of any disputed charges under this Section 6.6 to ISSC and fifty percent (50%) of any disputed charges under this Section 6.6 in accordance with Section 7.6, pending a resolution of the dispute in accordance with Section 15. Any payment to CHMS of any such disputed charge paid by CHMS to ISSC and into escrow pursuant to this Section 6.6(d) after resolution of the applicable dispute, shall be paid first from the amount in escrow with respect to such dispute and then by ISSC. All amounts paid by ISSC to CHMS shall be paid promptly upon resolution of the disputed charge together with interest at the rate of two percent (2%) per month from the date of payment by CHMS to ISSC through the date of payment by ISSC to CHMS.

6.7    REPLACEMENT SERVICES

If CHMS's request for different or additional services includes a request for ISSC to correspondingly reduce or eliminate Services being provided hereunder, such different, additional or reduced services will be deemed "Replacement Services." In such event, the Parties shall determine the resources and expenses related to the Services being replaced and to the services being added. The net increase or decrease in such resources and expenses will be the basis on which ISSC will quote a price to CHMS for Replacement Services.

6.8    AFFILIATES

If CHMS acquires any additional Affiliates during the Term and desires that ISSC provide Services for such Affiliates, ISSC will provide such Affiliates with Services in accordance with this Agreement, subject to additional charges if acceptance of such responsibilities would require (1) New Services as described in Section 6.6, (2) Replacement Services described in Section 6.7, or
(3) resource usage in excess of an existing Resource Baseline.





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6.9    REDUCTION OF CHMS REQUIREMENTS

a) During the Term, if CHMS experiences significant changes in the scope or nature of the CHMS Business, which have or are reasonably expected to have the effect of causing sustained decreases in the amount of any ISSC resources used in providing the Services, such changes shall be governed by this Section 6.9; provided, however, decreases in resources required in the following circumstances shall not qualify under this Section 6.9:
       (i) decrease of resources required to support the Minimum Customer Visits Baselines; (ii) decreases in resources required due to CHMS performing such Services (excluding a change in the technology platform used by CHMS to perform such Services, subject to (i) above); and (iii) decreases in resources required due to CHMS transferring the provision of such Services to another vendor (excluding a change in the technology platform used by CHMS to perform such Services, subject to (i) above).

b) CHMS will notify ISSC of any event or discrete set of events which CHMS determines qualifies under this Section 6.9. ISSC will promptly identify the changes and the ISSC resource disposition and asset reallocation schedule that will need to be implemented in order to accommodate the decrease of resource requirements for the significant change in a cost-effective manner without disruption to CHMS's ongoing operations. The disposition schedule and cost savings that will result therefrom will be promptly submitted to CHMS for review and acceptance. Upon acceptance by CHMS, ISSC will make the applicable adjustments to the Annual Service Charge and the Resource Baselines in accordance with such disposition schedule to reflect the foregoing in accordance with Section
       16.2 and distribute an amended Supplement and Schedule J to CHMS for acceptance.

c) CHMS may, at its option and expense, employ an accredited and mutually agreed upon independent auditor to verify that ISSC's methodology for calculating the savings referenced in this Section 6.9 is accurate and conforms to generally accepted accounting principles. ISSC will cooperate with such auditor and make such information and records available to the auditor as the auditor may request in order to effect the purpose of this Section 6.9(c).

6.10   BENEFIT SHARING OPPORTUNITIES

With respect to any project proposed to optimize and/or reduce the expense of delivering the Services hereunder other than (i) technology improvements over time pursuant to Section 3.2, (ii) the Efficiency Projects set forth in VI(K) of Schedule J, and (iii) the tape technology migration scheduled for implementation by December of 1996, (a "Project"), the Parties will evaluate whether the Project lends itself to objective measurements of benefits to ISSC, such as program run-time, network response time or System availability which could be realized through the introduction of new technology, procedures or other similar changes. If such measurements are practical, the Parties will evaluate and establish the specific objective benefits and goals that may be realized by ISSC and will jointly develop metrics to measure such benefits. The Parties will mutually agree on separate scopes of work to implement a test or pilot phase for the Project and for a full roll-out or implementation thereof. ISSC shall bear the full cost of planning, testing, full roll-out and implementation of such Project. ISSC shall first recover its Out-Of-Pocket Expenses related to the Project from the benefits derived by it and thereafter shall split the benefits and savings realized by ISSC in its provision of Services under this Agreement on a 50-50 basis with CHMS. CHMS's portion of the benefits and savings shall be paid to CHMS in the form of





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credits against the Annual Service Charges during the Term of this Agreement.
If CHMS does not realize the agreed measurable benefits of the Project and such failure is not due to CHMS's failure to perform its responsibilities or a Force Majeure Event as specified in this Agreement, at CHMS's option, ISSC will either remove the Project deliverables or CHMS may elect to retain use of the Project deliverables.

6.11   SERVICE CREDITS

If ISSC fails to provide the Services in accordance with the Minimum Service Levels, ISSC shall incur the charges set forth in Schedule E (each, a "Service Credit"; collectively, the "Service Credits") against the amounts owed to ISSC for the second month following the month in which the Service Credits were incurred. Service Credits are deemed by the Parties to be liquidated damages awarded in lieu of actual damages which would be difficult and costly to determine in each instance in which the Service Credits are awarded. The Parties agree that the Service Credits are not penalties.


7.     INVOICING AND PAYMENT

7.1    ANNUAL SERVICE CHARGE INVOICES

On a monthly basis ISSC will invoice CHMS the proportional amount of the Annual Service Charge for that month in advance. The invoice will separately state applicable taxes owed by CHMS by tax jurisdiction.

7.2    COST OF LIVING ADJUSTMENT

CHMS agrees to pay ISSC a COLA adjustment beginning in the first January after the Commencement Date, if actual cumulative inflation exceeds the Protection Index, in accordance with the procedures set forth in Schedule J.

7.3    OTHER CHARGES

Any amount due under this Agreement including amounts described in Sections 7.1 and 7.2 shall be payable as described in Section 7.4. No invoice for any such amount shall be delivered to CHMS until after the Services which are the subject of such invoice, have been provided to CHMS; provided, however, any Services that are expressly stated as prepaid or paid in advance in this Agreement, shall be excluded from the limitation of this sentence to the extent, but only to the extent, expressly set forth in this Agreement.

7.4    INVOICE PAYMENT

At its election, CHMS will pay each invoice either by wire funds transfer or other electronic means acceptable to ISSC to an account specified by ISSC or by bank check within the calendar month in which such invoice is received by CHMS, provided CHMS receives the invoice on or before the tenth (10th) day of the month; otherwise such payment shall be made within thirty (30) days after the date of CHMS's receipt of the invoice. In the event that any invoice payment is not received by ISSC within





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five (5) days following the date specified for such payment herein, a late payment fee of two percent (2%) per month of the unpaid, late invoice payment will be due and payable by CHMS to ISSC from the date such payment became overdue through the date of payment to ISSC.

7.5    PRORATION

All periodic charges under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month, unless specifically stated otherwise in this Agreement.

7.6    DISPUTED CHARGES/CREDITS

In the event CHMS disputes the accuracy or applicability of a charge or credit (i.e., Customer Visit Charges/Credits, Annual Service Charge, ARC, COLA, Service Credits, pass-through billings, etc.), CHMS shall notify ISSC of such dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate and resolve the dispute using the dispute resolution processes provided under Section 15 of this Agreement. Any undisputed amounts contained in an invoice containing a disputed charge, will be paid by CHMS. CHMS, in the case of a disputed charge, or ISSC, in the case of a disputed credit, shall place the disputed amount in an escrow account until such dispute is resolved. Upon resolution of the dispute, the Parties shall be paid any interest having accrued on the disputed amounts held in escrow in connection with such dispute in proportion to the amount received by each Party with respect to such dispute, and the Parties shall each pay a portion of the escrow fees attributable to the disputed amount in an inverse proportion to the percentage of the disputed amount paid to each Party. Unpaid monies that are in dispute and placed in escrow will not be considered a basis for monetary default under this Agreement.

7.7    OTHER CREDITS

Except as otherwise set forth in this Agreement, with respect to any amount to be paid or reimbursed to CHMS by ISSC at the time any such amount is due and payable to CHMS, ISSC may pay that amount to CHMS by applying a credit for the month such amount is due and payable against the charges otherwise payable to ISSC hereunder, at ISSC's option. Notwithstanding the foregoing, if the amount to be so paid or reimbursed by ISSC in any specific month, exceeds the charges to CHMS for such month, ISSC shall promptly pay any difference to CHMS by check or wire transfer during such month. If ISSC fails to pay any amount due and payable to CHMS or fails to apply a credit during the month such amount is due and payable, ISSC shall pay or credit such amount together with interest thereon payable at a rate of two percent (2%) per month of the unpaid, late monies will be due and payable by ISSC to CHMS from the date such monies became due to CHMS through the date of payment or credit to CHMS.


8.     INTELLECTUAL PROPERTY RIGHTS

ISSC, CHMS and their subcontractors may develop, create, modify or personalize (collectively, "Develop") certain computer programming code, including source and object code ("Code") and documentation in order to perform the Services.





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8.1    OWNERSHIP OF MATERIALS

With respect to any Materials whether Developed solely by ISSC or its subcontractors, or jointly by CHMS personnel and ISSC or its subcontractors, ownership will be as follows:

a) CHMS Derivative Code, CHMS Code and CHMS Works shall be owned by CHMS. During the Term, ISSC shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, operate, distribute, modify, develop, personalize and create Derivative Works from such Materials internally, and the right to sublicense third parties to do any of the foregoing, for the sole purpose of performing the Services.

b) ISSC Derivative Code, ISSC Code, ISSC Works and ISSC Interfaces, shall be owned by ISSC. During the Term, CHMS and its Affiliates shall have an irrevocable, nonexclusive, worldwide, paid-up license to use in the CHMS Business, execute, operate, reproduce, display, perform, distribute, modify, Develop, personalize and create Derivative Works from, such Materials internally, and the right to sublicense third parties to do any of the foregoing for CHMS and its Affiliates.

c) With respect to any Materials whether or not Developed under this Agreement, which are or have been Developed solely by CHMS personnel, such Materials shall be owned by CHMS. At CHMS's sole option ISSC shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, operate, reproduce, display, perform, distribute, modify, Develop, personalize and create Derivative Works from such Materials internally and the right to sublicense third parties to do any of the foregoing, for the sole purpose of performing the Services during the Term.

d) Any ownership or license rights herein granted to either Party are limited by and subject to any patents and copyrights held by, and terms and conditions of any license agreements with, applicable Third Party Providers.

e) To the extent that by operation of law, any of the Materials may not be owned by the Party to which ownership has been allocated under this
       Section 8, each Party agrees to promptly assign and take such actions and execute and deliver such documents as shall be necessary or appropriate to effect such assignment. Each Party hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights, mask work rights (if any) and patents in the Materials to the other Party as set forth in this
       Section 8. Such assignee Party shall have the right to obtain and hold in its own name copyrights, registrations, renewals and all other rights relating or pertinent thereto.

8.2    OBLIGATIONS REGARDING MATERIALS

a) The Parties agree to reproduce copyright legends which appear on any portion of the Materials which may be owned by the Parties and any and all third parties.

b) Except as set forth in Section 9, this Agreement shall not preclude either Party from Developing materials or providing services which are competitive to the Materials or Services which might be





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       delivered pursuant to this Agreement, except to the extent any of same may infringe any of the other Party's patent rights, copyrights or mask work rights.

c) Neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patents or copyrights, mask work rights of the other Party, except for the licenses expressly granted under this Section 8.


9.     CONFIDENTIALITY/DATA SECURITY

9.1    CONFIDENTIAL INFORMATION

ISSC and CHMS each acknowledge that the other Party possesses and will continue to possess information, which has commercial value in its business and is not in the public domain, that has been created, discovered, developed by it or provided to it by a third party, and in which property rights have been assigned or otherwise conveyed to it. "Confidential Information" means any and all proprietary business information of the disclosing Party treated as secret by the disclosing party that does not constitute a Trade Secret (defined below), including, without limitation, any and all proprietary information of such Party of which the receiving Party becomes aware as a result of its access to and presence at the other Party's facilities. "Trade Secrets" mean information related to the services or business of the disclosing Party or its Affiliates which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing Party or its Affiliates that are reasonable under the circumstances to maintain its secrecy, including without limitation (1) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; (2) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise, treating such information as confidential or secret. Assuming the criteria in clauses
(a) and (b) above are met, Trade Secrets include, but are not limited to, technical and nontechnical data, formulas, patterns, compilations, computer programs and software, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers. "Company Information" means collectively the Confidential Information and Trade Secrets. Company Information also includes information which has been disclosed to either Party by a third party which such Party is obligated to treat as confidential or secret.

9.2    OBLIGATIONS

a) CHMS and ISSC will each refrain from disclosing, will hold as confidential and will use the same level of care to prevent disclosing to third parties, the Company Information of the other Party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature but in no event less than a reasonable standard of care. Notwithstanding the foregoing, the Parties may disclose Company Information to authorized subcontractors and Authorized Users involved in providing and using the Services under this Agreement where: (i) such disclosure is necessary to permit the subcontractor or Authorized User to perform its duties hereunder or use the Services;
       (ii) the subcontractor or Authorized User agrees in writing to observe the confidentiality and restricted use and disclosure covenants and standards of care set forth in this





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       Section 9 and under which the disclosing Party is a third party beneficiary for all purposes; and (iii) the receiving Party assumes full responsibility for the acts or omissions of its subcontractor, no less than if the acts or omissions were those of the receiving Party.

b) Neither CHMS nor ISSC shall use the Company Information of the other Party except in the case of ISSC and its subcontractors, in connection with the performance of the Services, and as otherwise specifically permitted in this Agreement, and in the case of CHMS and its Authorized Users, as specifically permitted in this Agreement and in connection with the use of the Services. ISSC shall be responsible to ensure that its subcontractors comply with this Section 9.2(b) and CHMS shall be responsible to ensure that its Authorized Users comply with this Section 9.2(b).

c) Without limiting the generality of the foregoing, neither Party will publicly disclose the terms of this Agreement, except to the extent permitted by Sections 9.3 and 14.1 without the prior written consent of the other. Furthermore, neither ISSC nor CHMS will make any use of the Company Information of the other Party except as contemplated by this Agreement; acquire any right in or assert any lien against the other Party's Company Information except as contemplated by this Agreement; or refuse to promptly return, provide a copy of or destroy such Company Information upon the request of the disclosing Party.

d) Neither Party will be restricted in using, in the development, manufacturing and marketing of its products and services and in its operations, any data processing or network management ideas, concepts, know-how and techniques which are retained in the minds of employees who have had access to the other Party's Company Information (without reference to any physical or electronic embodiment of such information), unless such use shall infringe any of such Party's patent rights, copyrights or mask works rights.

9.3    EXCLUSIONS

Notwithstanding the foregoing, this Section 9 will not apply to any information which ISSC or CHMS can demonstrate was: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) without a breach of duty owed to the disclosing Party, is in the possession of the receiving Party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing Party, did disclose such information to it; or (e) independently developed by the receiving Party without reference to Company Information of the disclosing Party. Further, either Party may disclose the other Party's Company Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Company Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser's cost and expense. It is understood that the receipt of Company Information under this Agreement will not limit or restrict assignment or reassignment of employees of ISSC and CHMS within or between the respective Parties and their Affiliates.





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9.4    LOSS OF COMPANY INFORMATION

The receiving Party will immediately notify the disclosing Party, orally or in writing in the event of any disclosure, loss, or use in violation of this Agreement of a disclosing Party's Company Information known to the receiving Party.

9.5    LIMITATION

The covenants of confidentiality set forth herein (a) will apply after the Effective Date to any Company Information disclosed to the receiving Party before and after the Effective Date and (b) will continue and must be maintained from the Effective Date through the termination of the relationship between the Parties and (i) with respect to Trade Secrets, at any and all times after termination of the relationship between the Parties during which such Trade Secrets retain their status as such under applicable law; and (ii) with respect to Confidential Information for a period equal to the shorter of two
(2) years after termination of the Parties' relationship, or until such Confidential Information no longer qualifies as confidential under applicable law. ISSC will not be responsible for the security of data during transmission via public communications facilities if the breach of security occurred through access to the public communications facilities, except to the extent that such breach of security is caused by the failure of ISSC to perform its obligations under this Agreement, or the negligent acts or omissions of ISSC, its subcontractors or Affiliates.


10.    TERM AND TERMINATION

10.1   TERM

The term of this Agreement will begin as of 12:01 a.m. on the Effective Date and will end as of 12:00 midnight on December 31, 2005, (the "Term"), unless earlier terminated or extended in accordance with this Agreement.

10.2   RENEWAL AND EXPIRATION

ISSC shall notify CHMS in writing, whether it desires to renew this Agreement and of the proposed prices and terms to govern such renewal not less than sixteen (16) months prior to the expiration of the Term. If ISSC notifies CHMS that it desires to renew this Agreement, CHMS agrees to inform ISSC in writing whether it desires to renew not less than nine (9) months prior to the expiration of the Term. If CHMS notifies ISSC that it desires to renew the Agreement, but the Parties are unable to agree upon renewal prices, terms and conditions as of six (6) months prior to the expiration of the Term, this Agreement will be extended for one (1) year at the then-current prices, terms and conditions. If the Parties are unable to reach agreement on renewal during such extension period, this Agreement will expire at the end of such extension period.





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10.3   TERMINATION BY CHMS

CHMS may terminate this Agreement for the following reasons:

a)     A material breach of this Agreement by ISSC that remains uncured for ten
       (10) days after receipt of written notice thereof; provided, however, if a material breach of this Agreement by ISSC occurs that cannot be cured by ISSC in such ten (10) day period but ISSC submits a written plan to CHMS within such period to cure such breach after the ten (10) day period (but in no event more than thirty (30) days after such breach) and the plan (including the timing of the cure set forth in the plan) is accepted by CHMS in writing, the cure period for such breach shall be extended to the date set forth in the plan; or

b) There exists a series of non-material or persistent breaches by ISSC that in the aggregate have a significant adverse impact on the Services support of the administrative, management, planning or operations functions of CHMS or its customers, or on the management of the Services; or

c) For convenience upon one hundred eighty (180) days prior notice by CHMS to ISSC given after the expiration of the first Contract Year, unless there is a CHMS Sale within nine (9) months before or after the effective date of a termination for convenience in the first three (3) Contract years, in which event, after the expiration of the first three
       (3) Contract Years; or

d) Upon a Change of Control of ISSC with one hundred eighty (180) days notice given within ninety (90) days after the later to occur of (i) the effective date of the Change of Control, or (ii) the date on which ISSC gives CHMS written notice of the effective date of the Change of Control of ISSC; or

e) ISSC becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States or any other country, or changes its legal status, or transfers all or substantially all of its assets to another person or entity.

10.4   TERMINATION BY ISSC

ISSC may terminate this Agreement for a material default by CHMS that remains uncured for a period of thirty (30) days after written notice thereof to CHMS from ISSC.

10.5   TERMINATION CHARGES

a) In the event of a termination by CHMS pursuant to Sections 10.3(c) Convenience or (d) Change of Control and notwithstanding any other provision of this Agreement except Section 10.5(c), CHMS shall only be responsible for the following payment obligations (i) all fee due and payable through the termination date, (ii) the Termination Charge, and
       (iii) the Wind-Down Expenses incurred by ISSC. However, in the event of a termination by CHMS pursuant to Sections 10.3(a) Cause or (b) Persistent Failure or (e) Bankruptcy and notwithstanding any other provision of this Agreement except Section 10.5(c), CHMS shall only be responsible for the payment obligations





                               January 4, 1996
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

       described in Section 10.5(a)(i) above, but not for the amounts set forth in Sections 10.5(a)(ii) and (iii) above. Moreover, in the instances of a termination by CHMS pursuant to Sections 10.3(a) Cause or (e) Bankruptcy, CHMS may recover damages from ISSC for the defaults and breaches by ISSC giving rise to the termination, but in the instance of a termination by CHMS pursuant to Section 10.3(b) Persistent Failure, CHMS may not recover any damages from ISSC for the defaults and breaches by ISSC giving rise to the termination, except as set forth in Section 10.5(c).

b) In the event of a termination by ISSC under Section 10.4 above and notwithstanding any other provision of this Agreement except Section 10.5(c), (i) if such termination is effective at any time while CHMS is not permitted to terminate for convenience under Section 10.3(c), ISSC may recover only the amount of its projected profits for the period between the effective date of such termination and the first date on which a termination for convenience by CHMS could be effective under
       Section 10.3(c), plus the amounts payable by CHMS to ISSC in Section
       10.5 for a termination by CHMS pursuant to Section 10.3(c) on such date, and (ii) if such termination is effective at any time during the Term other than as described in item (i) above, ISSC may recover only the amounts payable by CHMS to ISSC in Section 10.5 for a termination by CHMS pursuant to Section 10.3(c) Convenience.

c)     The limitations on damages and recoveries set forth in Sections 10.3 and
       10.4 shall be effective in all instances except such limitations shall not apply to the following: (i) monetary damages and recoveries covered under the Parties' respective indemnification obligations pursuant to
       Section 11; and monetary damages and recoveries arising out of or resulting from breaches of the confidentiality provisions of Section 9.


10.6   TERMINATION PRORATION

Any Termination Charge will be prorated according to the following formula:

[((A-B) / 12 months) x C] + B = Prorated Termination charge.

where:
A      =         the Termination Charge specified in the Supplement for the year in which termination is effective;

B      =         the Termination Charge specified in the Supplement for the year after the year in which termination is effective; and

C      =         the number of months remaining during the year in which
                 termination is effective.

10.7   EXTENSION OF SERVICES

CHMS may request and ISSC will once extend the provision of Services for not more than one hundred eighty (180) days ("Extension Period") upon not less than sixty (60) days prior written notice before the scheduled termination or expiration of this Agreement. However, in the event of a material breach by





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

CHMS either prior to or after the start of the Extension Period, ISSC will extend the provision of Services as described in this Section 10.7, only if CHMS prepays the Annual Service Charges and a reasonable projection of other charges due under this Agreement for the entire period CHMS requests such extension.

10.8   SERVICES TRANSFER ASSISTANCE

a) It is the intent of the Parties that ISSC will cooperate with CHMS to assist in the orderly transfer of the services, functions, responsibilities, tasks and operations provided by ISSC hereunder to CHMS itself or another services provider in connection with the expiration or earlier termination of this Agreement. Upon CHMS's request ISSC shall provide transfer assistance in connection with migrating the work of CHMS to CHMS itself or another services provider ("Services Transfer Assistance") commencing six (6) months prior to expiration or upon any notice of termination, or of non-renewal of this Agreement. In the event CHMS shall fail to pay any amounts when due and payable under this Agreement with or without an attendant termination for cause by ISSC, ISSC shall not be required to provide Services Transfer Assistance unless CHMS prepays the Annual Service Charge, if any, and a reasonable projection of other charges due under this Agreement for the entire period CHMS requests Services Transfer Assistance. In no event will CHMS's escrow of monies pursuant to Section 7.6 be considered a failure by CHMS to pay amounts due and payable hereunder. Further, ISSC shall provide the Services Transfer Assistance in accordance with this Section
       10.8 even in the event of CHMS's material breach (other than a payment default) with or without an attendant termination for cause by ISSC, if CHMS prepays a reasonable projection of the Out-of-Pocket Expenses for the Services Transfer Assistance for the entire period CHMS desires ISSC to provide such services to CHMS or its designees. Notwithstanding the provisions of Sections 10.8(a) and (b), if ISSC terminates this Agreement for cause or CHMS terminates this Agreement for convenience, CHMS will pay the then current standard hourly rates of ISSC, discounted by fifteen percent (15%), in each instance in which CHMS is to be charged the Out-of-Pocket Expenses of ISSC in connection with the Services Transfer Assistance services of ISSC under this Agreement. Services Transfer Assistance shall be provided through the effective date of expiration or termination of the Services, and upon request by CHMS, for up to one hundred eighty (180) days thereafter. Services Transfer Assistance shall include, but not be limited to, providing CHMS and its Affiliates and their agents, contractors and consultants, as necessary, with services described in Schedule N.

b) If any Services Transfer Assistance provided by ISSC requires the utilization of additional resources that ISSC would not otherwise use in the performance of this Agreement but for which there is a current Resource Baseline, CHMS will pay ISSC for such usage at the then-current Agreement charges and in the manner set forth in this Agreement. If the Services Transfer Assistance requires ISSC to incur Out-of-Pocket Expenses that ISSC would not otherwise incur in the performance of this Agreement (such as providing Services Transfer Assistance after the expiration or termination of this Agreement), then ISSC shall notify CHMS of the identity and scope of the activities requiring that ISSC incur such expense and the projected Out-of-Pocket Expenses associated with the performance of such activities. Upon CHMS's authorization, ISSC shall perform the activities and invoice CHMS for the associated Out-of-Pocket Expenses. Within thirty (30) business days after the date of the invoice, CHMS shall pay ISSC for authorized,




                               January 4, 1996
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

       additional Out-of-Pocket Expenses incurred to provide such additional services to perform the authorized activities.

c) If CHMS exercises its option to prepay the Annual Service Charges and other costs reasonably projected by ISSC for Services Transfer Assistance and it is determined that such prepayment is in excess of the actual costs associated with the Services Transfer Assistance, then ISSC shall apply such overpayment to monies otherwise due ISSC or, if no monies are due ISSC, promptly refund such overpayment to CHMS at the end of such Services Transfer Assistance. Conversely, if the amount prepaid by CHMS to ISSC for Services Transfer Assistance does not fully reimburse ISSC for the actual Annual Service Charges due and Out-of-Pocket Expenses incurred by ISSC for the provision of Services Transfer Assistance to CHMS, then ISSC shall invoice CHMS and CHMS shall pay ISSC for such additional amounts as incurred.

10.9   OTHER RIGHTS UPON TERMINATION

At the expiration or earlier termination of this Agreement for any reason, however described, ISSC agrees:

a) Upon CHMS's request, ISSC agrees to sell to CHMS or its designee at fair market value, the ISSC Machines owned by ISSC then currently being used by ISSC on a dedicated basis to perform the Services. In the case of dedicated ISSC Machines that ISSC is leasing, ISSC agrees to permit CHMS or its designee to either buy-out the lease on the ISSC Machines and purchase the ISSC Machines from the lessor or assume the lease(s) and secure the release of ISSC thereon. CHMS shall be responsible for any sales, use or similar taxes associated with such purchase of such ISSC Machines.

b) ISSC will grant to CHMS and its Affiliates an irrevocable, nonexclusive, worldwide, perpetual, paid-up license to use, execute, operate, reproduce, display, perform, distribute, modify, Develop and personalize, and create Derivative Works from, the ISSC Derivative Code, ISSC Code, ISSC Works and ISSC Interfaces as a part of and in connection with the CHMS Business, and the right to sublicense third parties to do any of the foregoing for CHMS and its Affiliates.

c) ISSC will provide to CHMS and its Affiliates a source code and object code license for ISSC Software proprietary to ISSC and not otherwise owned by or licensed to CHMS in accordance with Section 10.9(b) and not generally commercially available, with rights that are the same as those granted to CHMS and its Affiliates in Section 10.9(b) for use by CHMS and its Affiliates as a part of and in connection with the CHMS Business, upon terms and prices to be mutually agreed upon by the Parties (which prices shall not be greater than those offered to other Similarly Situated Customers or, in the case where no Similarly Situated Customers exist, other third parties). At CHMS's option, ISSC will recommend a mutually agreeable commercially available substitute to perform the same function.

d) If ISSC has licensed or purchased and is using any generally commercially available ISSC Software to provide the Services to CHMS at the date of expiration or termination, CHMS may elect to take a transfer or an assignment of the license for such software (and any attendant maintenance agreement) and reimburse ISSC for the initial license or purchase charges for such



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

       ISSC Software in an amount equal to the remaining unamortized cost of such ISSC Software, if any, depreciated over a five (5) year life. CHMS shall also pay any transfer fee or charge imposed by the applicable vendor and such licensed Software shall be transferred or assigned to CHMS.

e) If ISSC has licensed or purchased and is using any generally commercially available ISSC Software to provide the Services to CHMS and other ISSC customers in a shared environment at the date of expiration or termination, ISSC, upon request by CHMS, will assist CHMS in obtaining licenses for such software subject to CHMS's payment of any license fee or charge imposed by the applicable vendor.

f) ISSC will use commercially reasonable efforts to negotiate license arrangements with third parties that will minimize the amount of license transfer and assignment fees to be paid by CHMS. CHMS may participate in the negotiation of such license arrangements. ISSC shall provide reasonable advance written notice to CHMS of such anticipated negotiations.

g) Upon the date of expiration or termination of this Agreement, CHMS shall have the right to make offers of employment to any or all ISSC employees performing Services for CHMS or its Affiliates hereunder ("Service Employees"). Promptly after either Party sends the other Party written notice of termination or expiration, ISSC agrees to supply CHMS with the names and resumes requested by CHMS for the purpose of exercising its rights under this Section 10.9, at no charge. CHMS's rights under this
       Section 10.9 will take precedence over any ISSC/employee employment contract or covenant that may otherwise limit an employee's right to accept employment with CHMS.

h) Upon CHMS's request, ISSC will transfer or assign to CHMS or its designee, on mutually acceptable terms and conditions, any Third Party Agreements not otherwise treated in this Section 10.9, applicable solely to services being provided to CHMS, including, without limitation, Third Party Agreements for maintenance, Disaster Recovery Services and other necessary third party services then being used by ISSC to perform the Services subject to the payment by CHMS of any transfer fee or charge imposed by the applicable vendors.


11.    LIABILITY

11.1   LIABILITY CAPS

The liability of ISSC to CHMS arising out of or resulting from the performance or non-performance of ISSC and its subcontractors of the Services and its obligations under this Agreement shall be limited (a) to "Direct Damages" incurred by CHMS for each event which is the subject matter of a claim or cause of action with a liability cap for each such event which is not declared by CHMS as the basis for its termination of this Agreement pursuant to Section 10.3(a) or (c), equal to the actual charges to CHMS for the Services during the three (3) calendar months immediately following each such event; and (b) to the "Direct Damages" incurred by CHMS for the event(s) which are the subject matter of claim(s) or cause(s) of action which are declared by CHMS as the basis for its termination of this Agreement pursuant to Section 10.3(a) or (c), with a liability cap for such event(s) and termination equal to the actual



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

charges to CHMS for the Services during the twelve (12) month period immediately preceding such event(s) (the "ISSC Direct Damages Cap"). The liability of CHMS to ISSC arising out of or resulting from the performance and non-performance of its obligations under this Agreement shall be limited in all cases to Direct Damages which in the aggregate shall not exceed the amounts payable by CHMS upon a termination for convenience under Section 10.5(b) (the "CHMS Direct Damages Cap"). The ISSC Direct Damages Cap and the CHMS Direct Damages Cap are herein collectively called the "Direct Damages Caps".

11.2   EXCLUSIONS

The Direct Damages Caps will not apply to (a) failure to pay charges for the Services that are due and payable hereunder up to the effective date of the early termination of this Agreement (excluding from this exception any payments due and payable by CHMS upon a termination by CHMS for convenience or upon a change of control pursuant to Section 10.3(c) and (d) or upon a termination by ISSC pursuant to Section 10.4); (b) Losses covered under the Party's indemnification obligations to others pursuant to Section 13; (c) Losses arising from a violation of the confidentiality provisions of Section 9; (d) amounts to be paid or credited to CHMS as Service Credits; (e) Losses incurred by either Party caused by or arising out of the inaccuracy or untruthfulness of the representations and warranties of the other Party contained in this Agreement; (f) amounts payable by ISSC under the force majeure provision of
Section 16.3 of this Agreement; and (g) amounts payable to CHMS under Section
7.7 (Other Credits).

11.3   DIRECT DAMAGES

Unless specifically provided to the contrary in this Agreement, neither party shall have any liability whether based on contract, tort (including without limitation, negligence), warranty, guarantee or any other legal or equitable grounds to the other party for any damages other than Direct Damages. "Direct Damages" mean actual, direct damages incurred by the claiming Party which include, by way of example but without limitation, (i) the costs of cover incurred by CHMS to obtain services which are the same as or substantially similar to the Services, (ii) the costs to correct any deficiencies in the Services rendered by ISSC, (iii) the costs incurred by CHMS to transition to another provider of information management and communication services and/or to take some or all of such functions and responsibilities in-house, (iv) the difference in the amounts to be paid to ISSC hereunder and the charges to be paid to such other provider and/or the costs of providing such functions, responsibilities and tasks in-house, (v) payments incurred by CHMS to third parties (including customers of CHMS and its Affiliates) in connection with the failure of ISSC to provide the Services in accordance with this Agreement, (vi) the Service Credits, and (vii) similar damages, but "Direct Damages" shall not include loss of interest, profit (except as provided in Section 10.5(b)(i), as included in the Termination Charge and as included as a part of the Service Credits) or revenue of the claiming Party or any indirect, punitive or exemplary damages suffered by the claiming Party arising from or related to this Agreement, even if such Party has been advised of the possibility of such losses or damages.



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

11.4   DEPENDENCIES

In no event will ISSC or its subcontractors be liable for any damages if and to the extent caused by CHMS's failure to perform its responsibilities hereunder. Neither CHMS nor its subcontractors shall be liable for any damages if and to the extent caused by any failure to perform by ISSC or its subcontractors.

11.5   REMEDIES

At its option, CHMS may seek all remedies available to it under law and in equity or recover as liquidated damages the Service Credits, subject to the limitations and provisions specified in this Section 11. If ISSC's provision of the Services is such that ISSC would otherwise owe CHMS a Service Credit and CHMS elects to recover Service Credits, CHMS's recovery of Service Credits shall constitute acknowledgement by CHMS of full satisfaction and release of any claim by CHMS that ISSC has breached its obligations under this Agreement with respect to any such event(s) giving rise to the Service Credits. However, within six (6) months of the receipt of any Service Credits CHMS received with respect to any action or inaction by ISSC upon which CHMS is basing termination for cause under Section 10.3(a) or termination for persistent breaches under
Section 10.3(b), CHMS may return, such Service Credits and pursue a damage claim against ISSC, if any such claim exists.


12.    WARRANTIES/COVENANTS

12.1   WORK STANDARDS

ISSC warrants and covenants that (a) it has, and each of the ISSC employees and subcontractors that it will use to provide and perform the Services has, the necessary knowledge, skills, experience, qualifications, rights and resources to provide and perform the Services in accordance with the Agreement; (b) it has successfully provided and performed the Services or services that are substantially equivalent to the Services for other customers of ISSC; and (c) the Services will be performed for CHMS in a diligent, workmanlike manner in accordance with industry standards and best practices applicable to the performance of such services.

12.2   NONINFRINGEMENT

The Parties represent and warrant that they will perform their responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, Trade Secret, copyright or other proprietary right of any third party. Notwithstanding this provision or any other provision in this Agreement, CHMS makes no warranty or representation with respect to any claims for such infringement or misappropriation by virtue of its compliance with obligations herein to provide ISSC access to, use of or benefits of any Third Party Agreements prior to receiving the necessary Required Consents.



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

12.3   DISABLING CODE

ISSC represents and warrants that ISSC will take commercially reasonable steps to ensure that no code in the Systems Software which could have the effect of disabling or otherwise shutting down all or any portion of the Services, will be permitted to be invoked without the prior written consent of CHMS. ISSC further represents and warrants that with respect to any disabling code that may be part of the Software, ISSC will not invoke disabling code at any time, including upon expiration or termination of this Agreement for any reason, without CHMS's prior written consent.

12.4   AUTHORIZATION AND ENFORCEABILITY

Each Party hereby represents that:

a) it has all requisite corporate power and authority to enter, and fully perform pursuant to, into this Agreement;

b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly authorized by all requisite corporate action on the part of each Party; and

c)     this Agreement has been duly executed and delivered by such Party.

12.5   DISCLAIMER

a) ISSC does not warrant the accuracy of any advice, report, data or other product delivered to CHMS to the extent any inaccuracies are caused by data and/or software provided by CHMS. Such products are delivered AS IS, and ISSC shall not be liable for any inaccuracy thereof. ISSC will promptly notify CHMS of any such inaccuracies of which ISSC becomes aware and the cause therefore. ISSC will provide reasonable assistance to CHMS to remedy any problems.

12.6   REGULATORY PROCEEDINGS

Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, obtain any necessary permits, and to comply with all regulatory requirement applicable to the performance of its services to its customers.


13.    INDEMNITIES

13.1   INDEMNITY BY ISSC

ISSC will indemnify and hold CHMS and the other Authorized Users and their respective officers, directors, employees, agents, customers, successors and assigns (each an "Indemnitee") harmless from and against any and all Losses incurred by any of them arising from or in connection with:



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

a) any Claims of infringement of any United States letters patent, or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of the United States or any state alleged to have been incurred because of any information technology and information management and communications services, equipment, software or other resources provided by ISSC or its subcontractors in its performance of the Services; provided, however, ISSC will have no obligation with respect to any Losses to the extent arising from or in connection with Claims for copyright infringement and/or breach of software licenses related to the Services committed by an Indemnitee or any employee of an Indemnitee that is not the result of ISSC failing to perform its obligations under this Agreement including, without limitation, obtaining any Required Consent for which it has responsibility; provided, further, that ISSC will have no obligation with respect to any Losses to the extent arising out of or in connection with an Indemnitee's modification of a program or a machine provided by ISSC or its subcontractors or an Indemnitee's combination, operation or use of the services, equipment, software or other resources provided by ISSC or its subcontractors with devices, data or programs not furnished by ISSC or its subcontractors;

b) any Claims accruing on or after the Effective Date regarding any Third Party Agreements, however described (including without limitation, failure to obtain Required Consents); provided, however, ISSC will have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for copyright infringement and/or breach of software licenses related to the Services committed by any Indemnitee or any employee of an Indemnitee that is not the result of ISSC failing to perform its obligations under this Agreement including, without limitation, obtaining any Required Consent for which it has responsibility;

c) the untruthfulness or inaccuracy of any representation or warranty made by ISSC in this Agreement;

d) any amounts, including without limitation, taxes, interest and penalties assessed against CHMS which are obligations of ISSC under this Agreement;

e) personal injuries, death or damage to tangible personal or real property of third parties including employees of ISSC, its contractors and subcontractors; provided that ISSC will have no obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of CHMS;

f) any Claims resulting from or arising out of the Services or operations of ISSC (including, without limitation, Claims by customers of CHMS and its Affiliates arising out of the failure of ISSC to provide the Services in accordance with this Agreement, subject to Section 11.3(b), if such Claims do not arise out of a breach of this Agreement by CHMS and are not the subject of a specific indemnity provided to ISSC by CHMS in Section 13.2; provided, however, that ISSC will have no obligation under this item, to the extent the Claims arise out of or result from the negligence or wilful misconduct of ISSC;



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

g) any Claims for copyright infringement and/or breach of software licenses related to the Services, committed by ISSC or any of its subcontractors or any employee of ISSC and its subcontractors that is not the result of CHMS failing to perform its obligations under this Agreement including obtaining any Required Consent for which it has responsibility; and

h) any environmental Claim arising out of this Agreement or as a result of the Services performed at the CHMS Data Center facilities if ISSC or its subcontractors has caused the environmental damage or violation of environmental laws or regulations from which the Claim arises.

i) any Claims directly attributable to ISSC's decision to request that CHMS terminate, cancel, change or breach any Third Party Agreement and CHMS' assent to and compliance with such decision and any Losses incurred by CHMS associated with such decision by ISSC and compliance by CHMS.

In the event and to the extent that a Claim is made against an Indemnitee by an employee of ISSC, its contractors or subcontractors providing Services hereunder, the Parties agree that ISSC shall indemnify and hold harmless the Indemnitee to the same extent as if the Claim was made by a non-employee of ISSC, its contractors or subcontractors. ISSC's indemnification hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties' intent and this indemnification agreement fully enforceable, ISSC, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers' compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

13.2   INDEMNITY BY CHMS

CHMS will indemnify and hold harmless ISSC and its officers, directors, employees, agents, successors and assigns (each an "ISSC Indemnitee") harmless from and against any and all Losses incurred by ISSC arising from or in connection with

a) any Claims of infringement of any United States letters patent, or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of the United States or any state alleged to have been incurred because of any information technology and information management and communications services equipment, software or other resources provided to ISSC by CHMS in connection with the performance of the Services; provided, however, CHMS will have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for copyright infringement and/or breach of software licenses related to the Services, committed by an ISSC Indemnitee or any employee of an ISSC Indemnitee that is not the result of CHMS failing to perform its obligations under this Agreement including, without limitation, obtaining any Required Consent for which it has responsibility; and provided, further, that CHMS will have no obligation with respect to any Losses to the extent arising out of or in connection with an ISSC Indemnitee's modification of a program or a machine or an ISSC Indemnitee's combination, operation or use of the equipment, software or other resources provided by CHMS;



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

b) any Claims accruing before the Effective Date regarding any Third Party Agreements between CHMS and a third party, including without limitation, failure to obtain Required Consents;

c) the untruthfulness or inaccuracy of any representation or warranty made by CHMS under this Agreement;

d) any amounts, including without limitation, taxes, interest and penalties assessed against ISSC which are obligations of CHMS under this Agreement;

e) personal injuries, death or damage to tangible personal or real property of third parties including employees of CHMS, its contractors and subcontractors; provided that CHMS will have no obligation, under this part, to the extent the same arise out of or in connection with the negligence of ISSC;

f) any Claims arising out of or resulting from the operations of CHMS, including the remarketing of the Services by CHMS (except as provided in Section 11), if such Claims do not arise out of a breach of this Agreement by ISSC and are not the subject of a specific indemnity provided to CHMS by ISSC in Section 13.1; provided, however, that CHMS will have no obligation under this item, to the extent the Claims arise out of or result from the negligence or wilful misconduct of ISSC;

g) any Claims for copyright infringement and/or breach of software licenses related to the Services, committed by CHMS or any employee of CHMS that is not the result of ISSC failing to perform its obligations under this Agreement including, without limitation, obtaining any Required Consent for which it has responsibility; and

h) any environmental Claim arising out of this Agreement or as a result of the Services performed at the CHMS Data Center facilities unless ISSC or its subcontractors has caused the environmental damage or violation of environmental laws or regulations from which the Claim arises.

In the event and to the extent that a Claim is made by an employee of CHMS against an ISSC Indemnitee, the Parties agree that CHMS shall indemnify and hold harmless the ISSC Indemnitee to the same extent as if the Claim was made by a non-employee of CHMS. CHMS's indemnification hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render' the Parties' intent and this indemnification agreement fully enforceable, CHMS, in an indemnification Claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers' compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.


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

13.3   EMPLOYMENT ACTIONS

It is understood and agreed that ISSC shall be solely and exclusively responsible for personnel decisions affecting ISSC's employees, contractors and agents (including without limitation, hiring, promotions, training, compensation, evaluation, discipline, and discharge). CHMS shall be solely and exclusively responsible for personnel decisions affecting CHMS's employees, contractors, and agents (including without limitation, hiring, promotion, training, compensation, evaluation, discipline and discharge).

13.4   EXCLUSIVE REMEDY

The indemnification rights of each Indemnitee and ISSC Indemnitee (individually an "Indemnified Party") for third party Claims pursuant to Sections 13.1 and 13.2, shall be the sole and exclusive remedy of such Indemnified Party with respect to each such third party Claim to which such indemnification relates.

13.5   INDEMNIFICATION PROCEDURES

a) Written notice shall be given to the Party that is obligated to provide indemnification under Sections 13.1 and 13.2 (the "Indemnifying Party"), if any civil, criminal, administrative or investigative action or proceeding is commenced or threatened (any of the above being a "Claim") against any Indemnified Party. Such notice shall be given as promptly as practicable but in all events, within a period that will not prejudice the rights of the Indemnified Party under this Agreement or to defend the Claim. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled to take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnifying Party must deliver written notice of its election of taking such control of the claim to the Indemnified Party not fewer than ten
       (10) days prior to the date on which a response to such Claim is due or such lesser period as is reasonable given the nature of the Claim and the notice and response time permitted by law or the facts and circumstances. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, defense and settlement of such Claim and any appeal arising therefrom. The Indemnified Party may participate in such investigation, trial, defense and settlement of such Claim and any appeal arising therefrom, through its attorneys or otherwise, at its own cost and expense. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

b) After notice to the Indemnified Party of the Indemnifying Party's election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable for any legal expenses incurred thereafter in connection with the defense of that Claim by the Indemnified Party. If the Indemnifying Party does not promptly assume full control over and diligently pursue the defense of a Claim as provided in this Section 13.5, the Indemnified Party shall have the right to defend, settle or otherwise resolve the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party may participate in such defense, at its sole cost and expense. In no event shall any settlement of the Claim require the consent of the Indemnifying Party which consent shall not be unreasonably withheld.



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


13.6   CUSTOMER CONTRACTUAL CLAIMS

Notwithstanding the foregoing provisions of Sections 13.1 through 13.5, ISSC shall promptly upon request by CHMS and/or its Affiliates pay sixty percent (60%) of any Losses paid by CHMS and its Affiliates to their respective customers for each Claim arising pursuant to a contractual obligation of CHMS and its Affiliates with their respective customers and resulting from the failure of ISSC to provide the Services in accordance with this Agreement, but ISSC shall not be obligated to pay the other forty percent (40%) of any such Losses. Notwithstanding any other provision of this Agreement, CHMS and its Affiliates shall also have the right to recover the Service Credits, if any, and other damages associated with such failure by ISSC to provide the Services in accordance with this Agreement.


14.    INSURANCE AND RISK OF LOSS

14.1   ISSC INSURANCE

During the Term of this Agreement, ISSC and each ISSC contractor and subcontractor shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

a) workers' compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of ISSC or any ISSC contractor or subcontractor;

b) employer's liability insurance, for employee bodily injuries and deaths, with a limit of $500,000 each accident;

c) comprehensive or commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products and completed operations, personal injury, contractual, and broad-form property damage liability coverages, with limits as follows: (1) occurrence/aggregate limit of $1,000,000 for bodily injury, death and property damage each occurrence of $2,000,000 general aggregate; or (2) split liability limits of (i) $1,000,000 for bodily injury per person; (ii) $1,000,000 for bodily injury per occurrence; and (iii) $500,000 for property damage;

d) comprehensive automobile liability insurance, covering owned, non-owned and hired vehicles, with limits as follows (1) combined single limit of $500,000 for bodily injury, death and property damage per occurrence; or
       (2) split liability limits of (i) $500,000 for bodily injury per person;
       (ii) $500,000 for bodily injury per occurrence; and (iii) $250,000 for property damage; and

e) all-risk property insurance, on a replacement cost basis, covering the real property of ISSC which ISSC is obligated to insure by this Agreement. Such real property may include buildings, equipment, furniture, fixtures and supply inventory.

All such policies of insurance of ISSC and its contractors and subcontractors shall provide that the same shall not be canceled nor the coverage modified nor the limits changed without first giving thirty (30) days prior written notice thereof to CHMS. No such cancellation, modification or change shall affect ISSC's obligation to maintain the insurance coverages required by this Agreement. Except for workers'



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

compensation insurance, CHMS shall be named as an additional insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form. CHMS shall be named as loss payee as its interest may appear on the property insurance policies of ISSC. ISSC shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by ISSC pursuant to this Agreement shall be primary coverage regardless of whether or not CHMS has similar coverage. ISSC or its contractors and subcontractors shall not perform under this Agreement without the prerequisite insurance and/or self-insurance in effect. Upon CHMS's request, ISSC shall provide CHMS with certificates of such insurance including renewals thereof. ISSC shall have the right to self-insure any of the insurance coverages required by this Agreement upon prior written notification to CHMS. Unless previously agreed to in writing by CHMS, ISSC's contractors and subcontractors shall comply with the insurance requirements herein. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. If ISSC or its contractors or subcontractors shall fail to comply with any of the insurance requirements herein, upon written notice to ISSC by CHMS and a thirty (30) day cure period, CHMS may, without any obligation to do so, procure such insurance and ISSC shall pay CHMS the cost thereof plus a reasonable administrative fee as designated by CHMS. The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of ISSC to CHMS under the provisions of this Agreement.

14.2   CHMS INSURANCE

During the Term of this Agreement, CHMS and each CHMS contractor and subcontractor shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

a) worker's compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of CHMS or any CHMS contractor or subcontractor;

b) employer's liability insurance, for employee bodily injuries and deaths, with a limit of $500,000 each accident;

c) comprehensive or commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products and completed operations, personal injury, contractual, and broad-form property damage liability coverages, with limits as follows: (1) occurrence/aggregate limit of $1,000,000 for bodily injury, death and property damage each occurrence of $2,000,000 general aggregate; or (2) split liability limits of (i) $1,000,000 for bodily injury per person; (ii) $1,000,000 for bodily injury per occurrence; and (iii) $500,000 for property damage;

d) comprehensive automobile liability insurance, covering owned, non-owned and hired vehicles, with limits as follows (1) combined single limit of $500,000 for bodily injury, death and property damage per occurrence; or
       (2) split liability limits of (i) $500,000 for bodily injury per person;
       (ii) $500,000 for bodily injury per occurrence; and (iii) $250,000 for property damage; and

e) all-risk property insurance, on a replacement cost basis, covering the real property of CHMS which CHMS is obligated to insure by this Agreement. Such real property may include buildings, equipment, furniture, fixtures and supply inventory.



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


All such policies of insurance of CHMS and its contractors and subcontractors shall provide that the same shall not be canceled nor the coverage modified nor the limits changed without first giving thirty (30) days prior written notice thereof to ISSC. No such cancellation, modification or change shall affect CHMS's obligation to maintain the insurance coverages required by this Agreement. Except for workers' compensation insurance, ISSC shall be named as an additional insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form. CHMS shall be named as loss payee as its interest may appear on the property insurance policies of CHMS. CHMS shall be responsible for payment of any and all deductible's from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by CHMS pursuant to this Agreement shall be primary coverage regardless of whether or not ISSC has similar coverage. CHMS or its contractors and subcontractors shall not perform under this Agreement without the prerequisite insurance or self insurance in effect. CHMS shall have the right to self-insure any of the insurance coverages required by this Agreement upon prior written notification to ISSC. Unless previously agreed to in writing by ISSC, CHMS's contractors and subcontractors shall comply with the insurance requirements herein. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. If CHMS or its contractors or subcontractors shall fail to comply with any of the insurance requirements herein, upon written notice to CHMS by ISSC and a thirty (30) day cure period, ISSC may, without any obligation to do so, procure such insurance and CHMS shall pay ISSC the cost thereof plus a reasonable administrative fee as designated by ISSC. The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of CHMS to ISSC under the provisions of this Agreement.

14.3   RISK OF PROPERTY LOSS

ISSC is responsible for risk of loss of, or damage to, the Software, Computer Hardware and Authorized User Data in its possession, and CHMS is responsible for risk of loss of, or damage to, the Software, Computer Hardware and Authorized User Data in its possession.

14.4   MUTUAL WAIVER OF SUBROGATION

a) To the extent permitted by law, ISSC, its contractors and subcontractors hereby waive their rights of subrogation against CHMS, its directors, officers, employees and agents for any loss or damage to the ISSC Machines, ISSC Software, and other tangible and intangible, real and personal property of ISSC, its contractors and subcontractors resulting from operations in connection with this Agreement. Each property insurance policy of ISSC, its contractors and subcontractors shall be endorsed to provide a waiver of any and all rights of subrogation against CHMS, its directors, officers, employees and agents for loss resulting from operations in connection with this Agreement.

b) To the extent permitted by law, CHMS, its directors, officers, employees and agents hereby waive their rights of subrogation against ISSC, its contractors and subcontractors for any loss or damage to the CHMS-Provided Hardware, CHMS Software and other tangible and intangible, real and personal property of CHMS, its directors, officers, employees and agents resulting from operations in connection with this Agreement. Each property insurance policy of CHMS shall be endorsed to provide a waiver of any and all rights of subrogation against ISSC, its contractors and subcontractors for loss resulting from operations in connection with this Agreement.



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



15.    ADVISORY COMMITTEES/DISPUTE RESOLUTION

15.1   CHMS/ISSC MANAGEMENT COMMITTEE

The "CHMS/ISSC Management Committee" shall consist of two or more representatives from each organization, including representatives from CHMS's lines of business as determined by CHMS. The CHMS/ISSC Management Committee will: (a) conduct monthly and quarterly reviews on the progress of projects;
(b) prioritize projects and identify any applicable expected ARCs that will be incurred to accomplish the workload; (c) attempt to resolve disputes between the Parties; (d) review the "look ahead" schedule for ongoing and planned changes, on a monthly basis; (e) review ongoing operations and discuss areas of concern and appropriate action plans; (f) identify new application development projects and Applications Software requirements; (g) develop new project action plans; (h) provide advice and direction on technology changes; (i) target areas for improved efficiency and cost reduction and assign responsibility and report on progress of efficiency and cost reduction initiatives; (j) commit resources as required; (k) review the operating and strategic plans prepared by the Project Executives, on an annual basis; (l) review performance objectives and measurements, on an annual basis; (m) set priorities for projects; (n) review that portion of the CHMS Business plan affecting information system strategy, on an annual basis; and (o) set annual targets for cost reduction and efficiency initiatives and monitor performance against targets.

15.2   DISPUTE RESOLUTION PROCEDURES

a) Any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by ISSC or by CHMS hereunder shall be resolved as specified in this Section 15.2.

       1) Upon the written request of either Party, each of the Parties will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

       2) The designated representatives shall meet as often as necessary to gather and furnish to the other Party all information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

       3) Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

       4) During the course of such negotiation, all reasonable requests made by one Party to the other for nonprivileged information reasonably related to this Agreement, will be honored in order that each Party may be fully advised of the other Party's position.

       5) The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.



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


b) If the designated representatives do not resolve the dispute within thirty (30) days after the date of receipt by the other Party of a request to appoint a designated representative as described in Section 15.2(a)(1) (the "Notice"), then the dispute shall be escalated to the Vice President of Technology of CHMS and the ISSC Vice President of Cross Industry Services, for their review and resolution within forty-five (45) days after receipt of the dispute for resolution.

c) If the designated representatives do not resolve the dispute within forty-five (45) days after the Notice, then the dispute shall be escalated to the President of CHMS and the President of ISSC, for their review and resolution within sixty (60) days after the Notice.

d)     If the dispute is not resolved by the Parties' Presidents within ninety
       (90) days after the Notice, the Parties agree to try in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation or some other dispute resolution procedure.

e)     If the dispute is not resolved by mediation within one hundred twenty
       (120) days after the Notice, then the Parties may initiate formal proceedings; however, formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

       1) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

       2)        one hundred twenty (120) days after the Notice; or

       3) thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

Notwithstanding anything to the contrary in this Section 15.2(e), the CHMS/ISSC Management Committee shall have the authority to stay the time periods set forth in this Section 15.2 upon unanimous vote of its members to take such action.

f) Notwithstanding any other provision of this Section 15.2, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Section would permit or cause irreparable injury due to delay to such Party or any third party claiming against such Party.

15.3   CONTINUED PERFORMANCE

The Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.



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

16.    GENERAL

16.1   CONTROL OF SERVICES

This Agreement shall not be construed as constituting either Party as partner of the other or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party. Each Party shall be responsible for the management, direction and control of its employees and such employees shall not be employees of the other Party.

Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other Party. However, either Party may include the other Party's name and a factual description of the work performed under this Agreement on employee bulletin boards, in its list of references and in the experience section of proposals to third parties, in internal business planning documents and in its annual report to stockholders, and whenever required by reason of legal, accounting or regulatory requirements.

16.2   ENTIRE AGREEMENT, UPDATES, AMENDMENTS AND MODIFICATIONS

This Agreement including the Supplement and Schedules A through O, constitute the entire agreement of the Parties with regard to the Services and matters addressed therein, and all prior agreements, letters, proposals, discussions and other documents regarding the Services and the matters addressed in this Agreement (including the Supplement and Schedules) and are superseded and merged into this Agreement (including the Supplement and Schedules). Updates, amendments and modifications to this Agreement may not be made orally, but shall only be made by a written document signed by both Parties. Any terms and conditions varying from this Agreement (including the Supplement and Schedules) on any order or written notification from either Party shall not be effective or binding on the other Party.

16.3   FORCE MAJEURE

a) Neither Party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent and while such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties or any other similar cause beyond the reasonable control of such Party other than strikes, lockouts, or labor difficulties initiated by such Party's or its subcontractor's employees; and provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the nonperforming Party through the use of alternate sources, work-around plans or other means, (individually, each being a "Force Majeure Event").

b) If a Force Majeure Event occurs, the nonperforming Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or



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

       observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone and describe at a reasonable level of detail the circumstances causing such delay (to be confirmed in writing within twenty-four (24) hours after the inception of such delay).

c) If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services necessary for the performance of CHMS's critical functions for more than fifteen (15) consecutive days, then at CHMS's option:

       1) CHMS may procure such Services from an alternate source. ISSC will directly and timely pay the alternate source the full amount charged by such alternate source for the provision of such Services to CHMS until such time as ISSC is able to restore the Services and meet the Performance Standards; or

       2) CHMS may terminate this Agreement as of a date specified by CHMS in a written notice of termination to ISSC, and CHMS will pay all fees due and payable through the termination date. If CHMS elects such termination, CHMS shall not be obligated to pay any other termination or other fees, however described, to ISSC, except for Services Transfer Assistance.

d) This Section 16.3 does not limit or otherwise affect ISSC's obligation to provide Disaster Recovery Services in accordance with Schedule G. In the event of a Force Majeure Event affecting CHMS this Section 16.3 will not limit or otherwise relieve CHMS's obligation to pay any monies due ISSC under the terms of this Agreement, except as provided in Section 16.3(c)(2).

16.4   NONPERFORMANCE

Except as otherwise provided in this Agreement, to the extent any nonperformance by either Party of its nonmonetary obligations under this Agreement results from or is caused by the other Party's failure to perform its obligations under this Agreement, such nonperformance shall be excused.

16.5   WAIVER

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

16.6   SEVERABILITY

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties' original intentions as nearly as possible in accordance with applicable law(s).



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

16.7   LIMITATIONS PERIOD UPON TERMINATION

Neither Party may bring an action, regardless of form, arising out of this Agreement more than three (3) years after the cause of action has arisen or the date such cause of action was or should have been discovered.

16.8   COUNTERPARTS

This Agreement shall be executed in counterparts. Each such counterpart shall be an original and together shall constitute but one and the same document.

16.9   GOVERNING LAW

This Agreement shall be governed by the laws of the State of Georgia as such laws are applied to contracts which are entered into and performed entirely within the State of Georgia. The Parties agree that any lawsuit commenced by either Party shall be commenced in the appropriate court for Fulton County, Georgia or the U.S. District Court for the Northern District, Atlanta division of Georgia. Each of the Parties hereby consents to the jurisdiction of and service of process from the appropriate court for Fulton County, Georgia or the U.S. District Court for the Northern District, Atlanta division of Georgia.

16.10  BINDING NATURE AND ASSIGNMENT

This Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 16.10, neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that either Party may assign its rights and obligations under this Agreement to an Affiliate which expressly assumes such Party's obligations and responsibilities hereunder, without the approval of the other Party. The assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement. Any attempted assignment that does not comply with the terms of this Section 16.10 shall be null and void. Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall provide written notice thereof to the other Party together with a copy of the assignment document, within three (3) business days of such assignment.

16.11  NOTICES

a) Under this Agreement whenever one Party is required or permitted to give notice to the other Party, such notice will be in writing unless otherwise specifically provided herein and will be deemed given when delivered in hand, one day after being given to an express courier with a reliable system for tracking delivery, or three (3) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, or when sent by facsimile and thereafter delivered by one of the foregoing methods of delivery.



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

b)     Notifications will be addressed as follows:

       1)        For termination, breach or default, notify:

                 In the case of ISSC:              with a courtesy, but not legally required, copy to:

                 ISSC Project Executive            ISSC General Counsel
                 6666 Powers Ferry Road            Route 1, Box 100
                 Atlanta, Georgia 30339            Somers, New York 10589
                 Facsimile: 770-644-6559           Facsimile: 914-766-8444

                 In the case of CHMS:              with a courtesy, but not legally required, copy to:

                 Services Technology               CHMS General Counsel
                  Officer                          6666 Powers Ferry Road
                 6666 Powers Ferry Road            Atlanta, Georgia 30339
                 Atlanta, Georgia 30339            Facsimile: 770-644-6559
                 Facsimile: 770-644-6559


       2)        For all other notices:

                 In the case of ISSC:              In the case of CHMS:

                 ISSC Project Executive            CHMS Project Executive
                 6666 Powers Ferry Road            6666 Powers Ferry Road
                 Atlanta, Georgia 30339            Atlanta, Georgia 30339
                 Facsimile: 770-644-6559           Facsimile: 770-644-6559

Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

16.12  NO THIRD PARTY BENEFICIARIES

Except as specified in this Agreement for Authorized Users and Affiliates of CHMS and in Sections 4 and 13, the Parties do not intend, nor will any Section hereof be interpreted, to create for any third party any third party beneficiary rights with respect to either of the Parties.

16.13  OTHER DOCUMENTS

Upon request of the other Party, on or after the Effective Date and the date(s) of any amendments or revisions hereto each Party shall furnish to the other such certificate of its Secretary, certified copy of resolutions of its Board of Directors, or opinion of its counsel as shall evidence that this Agreement or any amendment or revision hereto has been duly executed and delivered on behalf of such Party.


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

16.14  CONSENTS AND APPROVALS

The Parties agree that in any instance where consent, approval or agreement is required of a Party in order for the other Party to perform under or comply with the terms and conditions of this Agreement, then such Party will not unreasonably withhold or delay such consent, approval or agreement and where consent, approval or agreement cannot be provided, the Party shall notify the other Party in a timely manner.

16.15  HEADINGS

All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between the Agreements, the Schedules or other attachments to this Agreement, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Agreement shall prevail.

16.16  REMARKETING

CHMS may not remarket all or any portion of the Services provided under this Agreement, or make all or any portion of the Services available to any party, without the prior written consent of ISSC; provided, however, CHMS may sell or make available to the Authorized Users and potential Authorized Users, the Services under this Agreement. CHMS shall independently set its own pricing and policies in connection with any such disposition of the Services. Nothing herein may be construed to limit or hinder CHMS from (i) marketing, selling or performing its services to and for any Authorized Users, and/or (ii) from providing any portion of the Services to any Authorized Users.


                               January 4, 1996
                       Agreement - Execution Document             Page 53 of 53